UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No. 2)

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ESSENTIAL GROUP, INC.
(Name of Registrant As Specified In Its Charter)

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ESSENTIAL GROUP, INC.

1325 Tri-State Parkway, Suite 300

Gurnee, Illinois 60031

February     , 2007

To the Stockholders of

Essential Group, Inc.:

This Information Statement is being furnished to the stockholders of Essential Group, Inc., a Delaware corporation (“Essential Group” or the “Company”), in connection with a corporate action taken by the Company’s stockholders without a meeting of the stockholders pursuant to §228 of the Delaware General Corporation Law.

As more fully described in this Information Statement, the Company’s Board of Directors adopted a plan of recapitalization on December 4, 2006, and by written consent, holders of the required number of shares of the Company’s outstanding common and preferred stock also approved the plan of recapitalization as of December 4, 2006.

The plan of recapitalization authorizes an amendment to our amended and restated certificate of incorporation to effect:

•	a 1-for-1,200 reverse stock split of our Class A and Class B common stock; and

•	the reclassification of the outstanding shares of our Series A preferred stock as shares of our Class A common stock representing at least 76.71% of the issued and outstanding shares of our Class A and Class B common stock on a post-reverse stock split, fully-diluted basis.

The reverse stock split is intended, in part, to enable us to “go private” by allowing us to deregister our shares of Class A common stock.

The plan of recapitalization will not become effective until at least 20 days after the date of mailing of this Information Statement to stockholders.

This Information Statement is being mailed to the stockholders of Essential Group on or about February , 2007.

Very truly yours,

/s/ C. LEE JONES
C. Lee Jones
President and Chief Executive Officer

ESSENTIAL GROUP, INC.

1325 Tri-State Parkway, Suite 300

Gurnee, Illinois 60031

INFORMATION STATEMENT

dated February     , 2007

We are furnishing this Information Statement to the stockholders of Essential Group, Inc., a Delaware corporation, in connection with a corporate action taken by the Company’s stockholders without a meeting of the stockholders by the written consent of holders of the required number of shares of our outstanding common and preferred stock, as described below.

Unless otherwise noted, references to “Essential Group,” the “Company,” “we,” “our,” or “us” mean Essential Group, Inc., a Delaware corporation. Our principal executive offices are located at 1325 Tri-State Parkway, Suite 300, Gurnee, Illinois 60031, and our telephone number is (847) 855-7500.

WE ARE NOT ASKING YOU FOR A PROXY, AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

Our Board of Directors adopted a plan of recapitalization (the “Plan of Recapitalization”) on December 4, 2006. Holders of the required number of shares of our outstanding common and preferred stock entitled to vote have approved the adoption of the Plan of Recapitalization by written consent without a meeting of the stockholders. See “Special Factors—Approval of Plan of Recapitalization.” The Plan of Recapitalization authorizes an amendment to our amended and restated certificate of incorporation to effect:

•	a 1-for-1,200 reverse stock split of our Class A and Class B common stock (the “Reverse Stock Split”); and

•	the reclassification of the outstanding shares of our Series A preferred stock as shares of our Class A common stock representing at least 76.71% of the issued and outstanding shares of our Class A and Class B common stock on a post-Reverse Stock Split, fully-diluted basis (the “Preferred Stock Reclassification”).

This Information Statement is being mailed to the stockholders of the Company on or about February , 2007. It is being furnished, in accordance with Rule 14c-2 under Securities Exchange Act of 1934, solely to inform you of the approval of the Plan of Recapitalization before the Plan takes effect. No action is required by you, and no other stockholder approval is required.

The record date for determining the stockholders entitled to approve the Plan of Recapitalization by written consent and to receive this Information Statement was December 4, 2006.

Pursuant to Rule 14c-2, the Plan of Recapitalization will not take effect until at least 20 days after the date on which this Information Statement is mailed to you.

We will pay the cost of printing, handling and mailing this Information Statement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PLAN OF RECAPITALIZATION, PASSED UPON THE MERITS OR FAIRNESS OF THE PLAN OF RECAPITALIZATION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Summary Term Sheet

Our Board of Directors adopted the Plan of Recapitalization on December 4, 2006. As of that date, holders of the required number of shares of our common and preferred stock approved the Plan of Recapitalization by written consent without a meeting of the stockholders. The Plan of Recapitalization consists of the Reverse Stock Split and the Preferred Stock Reclassification. The material terms of the Plan of Recapitalization may be summarized as follows:

•	The Reverse Stock Split is a 1-for-1,200 reverse stock split of our Class A and Class B common stock, which means that each 1,200 pre-Reverse Stock Split shares of Class A or Class B common stock that you own will become one share of post-Reverse Stock Split Class A or Class B common stock. See “Plan of Recapitalization—Description of Plan—Reverse Stock Split.”

•	We will not issue any fractional shares. In lieu of issuing fractional shares, we will pay $0.01 in cash for each pre-Reverse Stock Split share of Class A or Class B common stock that is not combined with other pre-Reverse Stock Split shares to become one post-Reverse Stock Split share of Class A or Class B common stock. See “Special Factors—Effects of Plan of Recapitalization.”

•	If you own fewer than 1,200 shares of Class A or Class B common stock immediately prior to the Reverse Stock Split, you will cease to be a stockholder in the Company when the Reverse Stock Split becomes effective and instead will be entitled to a cash payment of $0.01 for each of your pre-Reverse Stock Split shares of Class A or Class B common stock. See “Special Factors—Effects of Plan of Recapitalization” and “—Substantive Fairness of Reverse Stock Split.”

•	If you own 1,200 or more shares of Class A or Class B common stock immediately prior to the Reverse Stock Split, you will continue as a stockholder in the Company. Each 1,200 shares of pre-Reverse Stock Split of Class A or Class B common stock that you own will become one share of post-Reverse Stock Split Class A or Class B common stock when the Reverse Stock Split becomes effective, and you will be entitled to a cash payment of $0.01 for each of your remaining pre-Reverse Stock Split shares of Class A or Class B common stock. See “Special Factors—Effects of the Plan of Recapitalization” and “—Substantive Fairness of Reverse Stock Split.”

•	The Reverse Stock Split will not become effective until at least 20 days after the date of mailing of this Information Statement to stockholders. You do not have to take any action in connection with the Reverse Stock Split.

•	The Reverse Stock Split is anticipated to reduce the number of holders of record of shares of our Class A common stock from 544 holders of record to 248 holders of record. Because the number of holders of record will be reduced below 300, we will be able to deregister the shares of our Class A common stock and “go private” (that is, cease to be a public company subject to the reporting and other requirements of the Securities Exchange Act of 1934). See “Special Factors—Reasons for and Purpose of Plan of Recapitalization” and “—Termination of Exchange Act Registration.”

•	Our Board of Directors has determined that the Reverse Stock Split is fair and in the best interest of all of our stockholders, including all unaffiliated stockholders. See “Special Factors—Substantive Fairness of Reverse Stock Split.”

•	Holders of Class A or Class B common stock who receive a cash payment for their fractional shares will realize a gain or loss on their fractional shares for U.S. federal income tax purposes. You are urged to consult with your own tax advisor regarding the tax consequences of the Reverse Stock Split in light of your own particular circumstances. “Special Factors—Federal Income Tax Consequences.”

•	The Preferred Stock Reclassification will occur immediately following the Reverse Stock Split. The issued and outstanding shares of our Series A preferred stock automatically will be reclassified as a total of 133,234 post-Reverse Stock Split shares of Class A common stock, representing, in the aggregate, at least 76.71% of the issued and outstanding shares of Class A and Class B common stock on a post-Reverse Stock Split, fully-diluted basis, taking into account (i) 1,097 shares of Class A common stock held by holders of Series A preferred stock following the Reverse Stock Split, (ii) outstanding out-of-the-money stock options, (iii) outstanding out-of-the-money Class A common stock purchase warrants, and (iv) 34,187 shares of Class A common stock reserved for the issuance of stock options to the Corporation’s officers and employees that may be granted by our Board of Directors. Each series of Series A preferred stock will be reclassified as a pro rata portion of the 133,234 shares in accordance with the respective amounts originally invested by the initial holders of stock of that series. See “Special Factors—Effects of the Plan of Recapitalization.”

•	The Preferred Stock Reclassification will not affect our Series B or Series E preferred stock except insofar as it removes the priority on liquidation given to the Series A preferred stock over the Series B and Series E preferred stock, results in a corresponding 1-for-1,200 combination of shares of our Series B preferred stock, and changes, to reflect the Reverse Stock Split, the number of shares of Class A common stock issuable upon conversion of our shares of Series E preferred stock. See “Special Factors—Effects of Plan of Recapitalization” and “—Effect of Reverse Stock Split on Affiliates and certain Stockholders.”

•	We need additional financing to continue to operate. We have entered into discussions with certain holders of our current Series A preferred stock, including Galen Partners III, L.P., Tullis-Dickerson Capital Focus II, L.P., Delphi Ventures, IV, L.P., and Protostar Equity Partners, L.P., regarding a potential $2.5 million equity investment in the Company. This potential investment is contingent upon implementation of the Plan of Recapitalization. The investors would receive a new class of convertible preferred stock that, among other features, would be convertible into 20% of our fully-diluted post-Reverse Stock Split common stock. The new class of preferred stock would also entitle the holders, after payment of the liquidation preference to holders of Series B and Series E preferred stock and before any payment to holders of Class A and Class B common stock, to receive an amount equal to five times the original purchase price for their shares, plus accrued dividends at 10% per year, in the event of the Company’s liquidation, dissolution or winding up. See “Special Factors—Reasons for and Purpose of Plan of Recapitalization” and “Additional Factors Relating to Reverse Stock Split—Possible Equity Investment.”

•	Because we are unable to obtain any other financing, if we are unable to implement the Plan of Recapitalization, we might have to cease business operations and undertake a distress sale of our assets and properties. See “Reasons for and Purposes of Plan of Recapitalization—Consequences of Failure To Implement Plan.”

Special Factors

Reasons for and Purpose of Plan of Recapitalization

The purpose of the Plan of Recapitalization is threefold:

•	the Reverse Stock Split is intended to enable us to “go private” (that is, cease to be a public company subject to the reporting and other requirements of the Securities Exchange Act of 1934);

•	the Preferred Stock Reclassification is intended to simplify our capital structure; and

•	the Preferred Stock Reclassification is intended to facilitate additional equity financing.

Going Private—We are currently a public company by reason of the registration of our Class A common stock under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”). The rules of the U.S. Securities and Exchange Commission (“SEC”) permit a public company to deregister a class of its equity securities that is registered under Section 12(g) of the Exchange Act if the number of shareholders of record of the class is less than 300.

The purpose of the Reverse Stock Split is to reduce the number of holders of record of shares of our Class A common stock below 300 in order to permit us to deregister our shares of Class A common stock and thereby “go private” and avoid the legal, accounting, reporting and corporate governance costs of remaining a public company. These costs are estimated to be $250,000 annually.

The Reverse Stock Split is expected ultimately to result in the elimination of the expenses related to our disclosure and reporting obligations under the Exchange Act. The Reverse Stock Split is thus expected to enable the Company’s management and employees to devote more time and effort to the Company’s operations.

Our Board of Directors believes that the significant tangible and intangible costs of our being a public company are not justified given the value (zero) of the Company’s Class A common stock, the fact that the Class A common stock is not traded and the fact that we have not been able to realize many of the benefits that publicly traded companies sometimes realize. We have been unable to take advantage of the capital available through the public markets, and our Board of Directors does not presently intend to raise capital through sales of our securities in a public offering. Accordingly, we have not, and are not likely to make use of or benefit from, the advantages generally associated with operating as a public company.

Our status as a public company has not only failed to benefit our stockholders materially, but also, in the view of our Board of Directors, places an unnecessary financial burden on us. That burden has risen in recent years, since the enactment of the Sarbanes-Oxley Act of 2002. As a public company, we incur direct costs associated with compliance with the SEC’s filing and reporting requirements imposed on public companies. The timing of the Reverse Stock Split relates, in part, to the expenses of operating for another year as a public reporting company. Direct costs associated with compliance with the SEC’s public reporting requirements include, for example, auditing fees, legal fees, financial printer fees and miscellaneous clerical and other administrative expenses, such as word processing, conversion to EDGAR, telephone and fax charges associated with the preparation and filing of periodic reports, proxy materials and other reports and statements with the SEC. To comply with the public company requirements, we incur an estimated $250,000 in annual expenses. In addition, we anticipate that we would incur one-time charges for consultants and additional employees of approximately $400,000 in 2007 to develop and implement procedures to comply with the Section 404 internal control requirements of the Sarbanes-Oxley-Act.

There are currently 544 holders of record of shares of our Class A common stock. Following the Reverse Stock Split, there will be 248 holders of record, and following the Preferred Stock Reclassification, there will be an additional 13 holders of record, for a total of 261 holders of record of our Class A common stock.

Simplification of Capital Structure—We currently have 10 series of authorized preferred stock and two classes of authorized common stock. Each of the seven series of Series A preferred stock is convertible into shares of Class A common stock. The number of shares of Class A common stock issuable upon conversion of a share of Series A preferred stock is equal to the Series A preferred stock’s “liquidation value” divided by the then effective “conversion price.” The conversion price is equal initially to the liquidation value and is subject to adjustment (that is, each series initially converts on a 1:1 ratio). The liquidation values for the Series A preferred stock range from $7.90 per share for Series A-7 to $50.13 per share for Series A-2.

Each share of Series A preferred stock is entitled to receive a dividend, when and if declared, at the rate of 8.0% per annum based on the share’s liquidation value, and has a liquidation preference in an amount equal to the share’s liquidation value plus the amount of dividends that would have accrued if dividends had accrued at the rate of 8.0% per annum from the date of issuance of the share to the record date for the liquidating distribution.

Under the Preferred Stock Reclassification, all of the shares of our Series A preferred stock will be reclassified as shares of post-Reverse Stock Split Class A common stock, thereby simplifying our capital structure.

Our outstanding shares of Series B and Series E preferred stock will not be affected by the Preferred Stock Reclassification. We chose not to reclassify the shares of our Series B and Series E preferred stock because (i) doing so would have required the approval of holders of each series voting as a separate class, and obtaining these approvals would have been both time-consuming and uncertain, and (ii) the liquidation value of each of these two series is relatively very small ($0.01 per share for our Series B preferred stock, of which 228,436 shares are issued and outstanding, and $12.50 per share for our Series E preferred stock, of which 30,164 shares are issued and outstanding) and thus not a significant obstacle to our ability to obtain future equity financing. The effect of the Preferred Stock Reclassification is to elevate the priorities on liquidation of the Series B and Series E preferred from the second and third positions (after our Series A preferred stock) to the first and second positions.

Future Equity Financing—Our new capital structure is expected to make it easier for us to raise additional equity. As disclosed in our quarterly report on Form 10-Q for the quarter ended September 30, 2006, our management does not believe that our cash on hand and the funds available under our credit facility with Silicon Valley Bank will be sufficient to meet our liquidity needs and fund operations through the next 12 months. With the approval of our Board of Directors, our management is currently in discussions with certain stockholders about future financing to sustain and support the growth of our business. See “Additional Factors Relating to Reverse Stock Split—Possible New Equity Investment.”

By eliminating all of the series of Series A preferred stock and their liquidation preferences, the Preferred Stock Reclassification will make our capital structure more transparent and enable us to provide new preferred stock investors with a liquidation preference ranking behind only the liquidation preferences of the Series B and Series E preferred stock ($2,284 and $377,050, respectively, on a post-Reverse Stock Split basis). Our management believes that any new equity investment in the Company that we are able to obtain, whether from the stockholders with whom we are currently discussing additional financing or from other parties, will insist on a liquidation preference superior in rank either to the liquidation preferences of all series of preferred stock or to the liquidation preferences of all series of preferred stock other than the Series B and Series E preferred stock.

Consequences of Failure to Implement Plan—Implementing the Plan of Recapitalization is an express condition precedent to the possible new equity investment we have been discussing with certain holders of our Series A preferred stock. If we are unable to effect the Reverse Stock Split or if we are unable to effect the Preferred Stock Reclassification, we believe we will be unable to obtain the new equity investment. Because we are presently unable to obtain any other financing, the consequences of our inability to implement the Plan of Recapitalization would be to cease business operations, terminate substantially all of our employees and undertake a distress sale of our assets and properties.

Strategic Alternatives Considered

In making the determination to proceed with the Plan of Recapitalization, our Board of Directors considered other strategic alternatives. These alternatives were:

•	equity financing with funding from a new investor

•	bridge loan or debt financing through the existing investor group

•	asset-based financing lines of credit through commercial banks

•	the sale or merger of the Company

•	the sale of certain assets of the Company relating to contract research organization (“CRO”) services or essential patient recruitment services (“EPR”) or both

•	the sale of the assets of the AmericasDoctor-branded site management (“SMO”) services

•	the orderly transition of the SMO services to existing physician sites enabling them to continue to conduct clinical studies on an independent entity basis

•	discontinuing operations relating to the SMO services supporting clinical studies

•	issuer tender offer to existing stockholders

•	affiliate or third party tender offer to existing stockholders

Background of Plan of Recapitalization

The Company, at the direction of the Board of Directors, has explored a number of alternative financing, merger, sale, capitalization, privatization and independent advisory services over the course of 2004, 2005 and 2006. The criteria for the evaluation and assessment of these alternatives has included: the strategic implication to the Company’s business; financial and cash flow considerations; legal implications; impact on shareholders, creditors, employees, clients and customers and vendors and suppliers; proper corporate governance; compliance with federal, state, and local regulations; reporting obligations under the Securities Exchange act of 1934; feedback from investors, potential new investors and independent advisers.

The following chronology summarizes the initiatives and actions that the Company took with regard to these alternatives.

In December 2003, the Board of Directors approved the recommendations of management to launch the CRO services with the intent of providing a higher value of service in implementing a business model that would enable the Company to reach profitability.

Throughout 2004, the Company was focused on two primary initiatives. The first was to enable the Company to market and financially support, with additional investment, a set of services in fewer, but core therapeutic areas in its support of clinical studies with pharmaceutical and biotechnology clients. The second was to launch the expansion of services as a CRO in marketing and supporting clinical studies in North America.

In 2004, management identified several alternatives in pursuing the potential sale of assets related to the SMO service. The Company’s goal was to transform its core services and raise funds through the potential sale of certain assets. Of the five companies with we which we engaged in discussions of potential interest, only one submitted a proposed letter of intent with a summary of terms and conditions related to the purchase of certain assets. Management evaluated the transaction as having a value of $2.3–$2.6 million over a four-year period. Our Board approved management’s recommendation that the value was too low and we ceased further negotiations.

         In July 2005, the Board of Directors approved management’s assessment and recommendations to explore three strategic options for the Company’s SMO services: (i) a sale of the assets and liabilities; (ii) discontinuance of SMO operations; and (iii) working with the existing sites in the network to plan and implement an orderly transition of SMO services to minimize the impact on clients, investigator sites, and employees.

In December 2005, the Board approved a detailed proposal by management to implement the transition of services. The plan was completed in June 2006 and included extensive training of various sites to ensure continuity of clinical studies with clients. The Company continues to administer grant payments of study contracts executed prior to each site’s transition date. The results of divesting of these SMO services enabled the Company to reduce costs and negative cash flows.

A number of potential financing and recapitalization discussions took place during 2004, 2005 and 2006 by the Board of Directors and management with third party banks, investment bankers, potential investors and other potential independent advisors.

Commercial Banking Credit Lines

Capital Source was the Company’s primary bank and provider of an asset based credit line until September 2004. During the course of 2004, beginning in March, other banks were contacted for asset-based credit line proposals, including Silicon Valley Bank, Merrill Lynch Health Care Finance, LaSalle Bank, National City Bank, and Fifth Third Bank. Two proposals were submitted to the Company, one from Merrill Lynch Health Care Finance and the other from Silicon Valley Bank. In September 2004, the Company and Silicon Valley Bank signed a letter of credit agreement enabling the Company to increase its borrowing capacity based on eligible accounts receivables, lower borrowing costs and have more flexible financial covenants.

In December 2006, Silicon Valley Bank submitted an amendment proposal, at the Company’s request, to provide a working capital line based on eligible receivables related to the CRO services and EPR services as well as a separate line for Non-U.S. accounts receivables. This proposal is contingent upon the Company’s completion of the Plan of Recapitalization. Negotiations are currently under way.

Investment Banking Contacts

The Company contacted various investment banks for discussions of an investment bank providing an assessment of the Company’s ability to attract new equity and/or debt financing, including the potential of using an investment bank as an advisor in financing and merger and acquisition strategies. Beginning in late 2004 through the present, the Company has explored raising capital on behalf of the Company with 17 firms. Additional strategic advisory services were discussed pertaining to the potential merger of the Company, the sale of certain assets of the Company as well as the requirements and alternatives in consideration of a recapitalization and/or privatization of the Company. In discussions with various investment banks, several hurdles or requirements were identified as necessary to resolve prior to a new third party investment of funds and/or merger of the company. These requirements included: (i) a recapitalization to simplify the Company’s capital structure, (ii) ceasing to be a public reporting company because of the costs of compliance and absence of any benefits because our stock is not traded on any exchange; (iii) the ability to sustain profits immediately; and (iv) divestiture of the Company’s SMO services, which were viewed as a significant deterrent to any potential new investor, merger candidate or acquiring company.

The Company’s discussions were with SG Cowen (December 2004 and June 2005); Cain Associates (December, 2004); Lake Capital Partners (December 2004); Emory Investment Advisors (January 2005); Prospect Partners (February 2005); Crosstree Capital Partners (throughout 2005); William Blair & Associates (March 2005 and January 2007); Fairmount Partners (April 2005); SVB Alliant (June 2005 and June 2006); Deutsche Bank (May 2005); Edgemont Capital (January 2006); Robert Baird & Company (June 2005); Duff & Phelps (August 2005); Avendus Advisor Pvt. Ltd. (October 2005); Stout, Risius & Ross (January 2006); First Analysis Securities Corporation (March 2006); and MPM Capital (June 2006).

We did not enter into a formal engagement or arrangement with any of the various investment banks with which we held discussions, and none of them provided us with any written reports or analyses. We received four separate engagement proposals from investment banks over the course of 2005 and 2006. Our Board approved management’s recommendation not to use an investment bank because of the significant retainer fees required in relation to the relatively small size of a transaction in the form of either a financing or sale of the Company. Retainer and transaction fees associated with either alternative were in the range of $350,000 to $500,000. In addition, informal proposals from other investment banks indicated that their fees were likely to be in excess of $500,000.

As noted previously, discussions with investment bankers, including those that gave specific proposals as financial advisers relating to fund-raising efforts, were predicated on our implementing a plan of recapitalization and privatization prior to a third party investing new funds in the Company. Accordingly, management and the Board agreed that the Company would reconsider the use of an investment bank after the completion of a plan of recapitalization. Independently, the consensus feedback from the investment bankers recommended a minimum capital raise in the range of $10 million to $20 million, if not greater.

Sale of Assets

The Company also pursued the sale of certain assets of the newly launched CRO services as well as the EPR services. Several current CROs, of which some are competitors, were interested the Company’s assets and services. While initial discussions took place in 2004 and 2005, the Company received two separate non-binding letters of intent in the first half of 2006. One was received in March 2006 from a competing CRO; the other was received in April 2006 from a public company with a desire to acquire several CROs to grow their business. The value of the transaction proposed in the letter of intent from the competitor was in the $3–6 million range and was rejected by the Board as too low. The value of the transaction proposed in the letter of intent from the public company was in the range of $7–$11 million and was considered very seriously by the Board. In June 2006, however, the public company announced a change in leadership and discussions and negotiations ceased.

The decision process relating to the Plan of Recapitalization has occurred over the course of 2005 and 2006. During 2005 and the first half of 2006 management and the Board spent considerable time and effort understanding the Company’s alternatives and conducting a thorough analysis that would determine the necessary course of action. By July 2006 it was apparent to management that the Company had to move forward with a plan of recapitalization, privatization and equity financing. It was in this context that the Company took the following steps:

In February 2006, the Board established a special committee, comprised of the Chairman of the Board, Pradip K. Banerjee, Ph.D., and the Company’s Executive Vice President and Chief Financial Officer, Dennis N. Cavender, to review, evaluate and recommend strategies, plans, policies and actions related to the Company’s capital structure and financing needs. The special committee was also charged with the responsibility of recommending alternatives to the privatization of the Company. Additionally, the special committee was requested to review, evaluate, and recommend the roles of independent financial advisers including an independent valuation appraisal expert.

In May 2006, the special committee reported on the alternatives to privatization (an issuer or third party tender offer) and reviewed the background and evaluation of independent appraisal adviser candidates. The Board approved management’s recommendation to implement a reverse stock split and hire an independent adviser, subject to final review and approval at the date of the adviser’s findings. In the special committee’s discussion of alternatives with the Board, issuer and third party tender offers were discussed as alternatives to the reverse stock split. The special committee did not believe that any alternative means of privatization were available, and accordingly, it did not consider any other alternatives. Both the issuer and the third party tender offer alternatives presented significant uncertainty to the Company in terms both of the cost (in the case of an issuer tender offer, which, in addition to legal, accounting and other fees, was likely to require the payment of a very substantial premium over the fair value of the Class A common stock, considered to be nil, in order to induce holders to tender) and the uncertainty of being able to reduce the number of stockholders below 300 within a reasonable period of time and with any confidence of success. For this reason, the Board approved the special committee’s recommendation to implement a reverse stock split. Management did not make a presentation to the Board but was in agreement with the special committee’s recommendation. In its activities, the special committee consulted with legal counsel but did not engage any other advisers.

In July 2006, the Board approved, in concept, management’s recommendation to pursue a recapitalization plan through the development of specific proposals and alternatives and to communicate directly with the key investors that comprised a majority of each series of Series A preferred stock as well as a majority of stockholders on an “as-if-converted basis.” The recapitalization and financing plan addressed conceptually the privatization of the Company through a reverse stock split, the reclassification of Series A preferred stock to common, a stock option incentive plan, and a minimum of $2 million of equity capital to be raised.

In August 2006, the Board reviewed and approved a more specific set of details and plans. The Board also reconfirmed the selection of Willamette Management Associates, Inc. as the independent appraisal firm. Consideration was given to the need and expense of a fairness opinion, but the Board decided, for the reasons given elsewhere, that the scope of Willamette’s role should be limited to a determination of the enterprise value along with the value of the Company’s Class A and Class B common stock. See “—Procedural Fairness of Reverse Stock Split.”

In September 2006, a meeting of major institutional investors was held in New York, at which management presented its framework for the plan of privatization and recapitalization, the draft of a term sheet for a new preferred stock investment, and a form of written consent approving the plan of recapitalization. As a critical foundation of the framework for the plan of recapitalization and the draft term sheet for a new investment, management presented a business update on its sales outlook for 2006 as well as its financial projections for the period 2006 through 2009. A key underlying assumption of the financial projections included a new investment required to fund the Company’s growth as well as its negative working capital. Management’s forecast estimated that the Company might be able to achieve profitability in 2007 with a minimum of $2.5 million investment. With the Company unable to raise additional investment capital from new third party investors due to its complex capital structure and public reporting obligations, the existing investors were faced with a decision to either invest additional monies or own stock in a Company that was potentially insolvent with no foreseeable plan to work its way into profitability. With the Company’s current balance sheet, all of the Company’s stockholders would lose without a new investment. However, the investors who ultimately approved the plan of recapitalization agreed that an investment from their existing funds in the amount of $2.5 million was feasible without the necessity of bringing in a new investor immediately.

Management presented to these investors, subject to Board approval, a proposed plan of recapitalization that would entail the reclassification of Series A preferred stock as Class A common stock with a request for the holders of Series A preferred stock to waive their liquidation preference of more than $100 million. In exchange for this waiver, management proposed to the investors that the reclassification as Class A common stock be based on the pro-rata ownership of the original investment by the holders of Series A preferred stock, thus increasing their overall ownership in the Company. Management also proposed, as part of the plan of recapitalization, for the investors to approve reserving shares for a new management and employee option plan that would approximate 20% of the fully diluted shares. This new option plan would to be used for the purpose of providing management and employees with the opportunity to be granted new options based on the Board’s approval of recommended grants and to participate in the ownership of the Company. Finally, management presented to the investor group the plan for privatization through the implementation of a reverse stock split subject to the approval of the Board of Directors. The investor group approved the management proposal on the plan of recapitalization and privatization. Other than feedback and discussion by the investors, management had the primary role in structuring both the recapitalization plan and the privatization plan. While the effect of these plans dilute Class A and Class B common stockholders, the effect of the waiver of Series A preferred stock liquidation preference enables continuing Class A and Class common stockholders potentially to recapture some value in the Company in the future.

As part of the September 2006 investor meeting, management also proposed a draft term sheet related to the anticipated $2.5 million of new investment into the Company. The investor group has had an active role in negotiating and structuring the terms of this proposed financing. While the negotiations have not been finalized, the Company expects such terms to be finalized prior to or during the time of the expected shareholder mailing. It is the Company’s intent, in any case, to disseminate the terms of the financing to shareholders once negotiations are complete.

On December 4, 2006, Willamette Management Associates, Inc. presented its report on the enterprise valuation of the Company as well as the zero value attributable to the Class A and Class B common stock. The Board approved the actions recommended by management with regard to a reverse stock split of 1-for-1,200 and established $0.01 per share as the value to be used for payment of fractional shares. The Board directed management to obtain the written consent of shareholders having the requisite voting power and to prepare and file the necessary documents with the SEC.

Effects of Plan of Recapitalization

Under the Plan of Recapitalization, we will amend our amended and restated certificate of incorporation to effect:

•	a 1-for-1,200 reverse stock split of our Class A and Class B common stock and

•	the reclassification of the outstanding shares of our Series A preferred stock as shares of our Class A common stock representing at least 76.71% of the issued and outstanding shares of our Class A and Class B common stock on a post-Reverse Stock Split, fully-diluted basis.

A copy of the certificate of amendment (the “Amendment”) is attached to the Plan of Recapitalization as Exhibit I and will be filed with the Secretary of State of the State of Delaware in accordance with Section 242 of the Delaware General Corporation Law. We will not make this filing until at least 20 days after the mailing of this Information Statement to stockholders.

Reverse Stock Split—Effective as of 3:00 p.m., Eastern Standard Time, on the day the Amendment is filed with the Secretary of State of the State of Delaware, each 1,200 shares of Class A common stock held of record by a holder of shares of Class A common stock will be combined, automatically and without any action by the holder, into one share of Class A common stock, and each 1,200 shares of Class B common stock held of record by a holder of shares of Class B common stock will be combined, automatically and without any action by the holder, into one share of Class B common stock. No fractional shares of Class A common stock or Class B common stock will be issued.

In lieu of any fractional share to which a holder of Class A or Class B Common Stock would otherwise be entitled, we will pay the holder cash in an amount determined on the basis of the value of a share of Class A or Class B Common Stock immediately prior to the Reverse Stock Split. Our Board of Directors has determined this value to be zero per share but has decided to use a nominal value of $0.01 per share for purposes of the Reverse Stock Split. See “—Substantive Fairness of Reverse Stock Split.”

Our Series B preferred stock will be combined at a rate of 1-for-1,200 shares as well, as required by the certificate of designation for Series B preferred stock, which provides that any combination of shares of Class A common stock will cause a like combination of shares of Series B preferred stock.

Under the terms of our stock option plans, all of our outstanding stock options will be adjusted appropriately to reflect the Reverse Stock Split. The number of stock options outstanding, all of which are out-of-the-money, will be reduced from 2,634,643 shares to 2,196 shares (and the exercise price per share will be increased accordingly). Similarly, our outstanding Class A common stock purchase warrants, all of which are also out-of-the money, will be reduced from 71,250 shares to 59 shares (and the exercise price per share will be increased accordingly).

Preferred Stock Reclassification—Effective as of 3:01 p.m., Eastern Standard Time, on the day the Amendment is filed with the Secretary of State of the State of Delaware, our issued and outstanding shares of Series A-1, A-2, A-3, A-4, A-5, A-6 and A-7 preferred stock automatically will be reclassified as a number of shares of Class A common stock representing, in the aggregate, at least 76.71% of the issued and outstanding shares of Class A and Class B common stock on a post-Reverse Stock Split, fully-diluted basis, taking into account (i) 1,097 shares of Class A common stock held by holders of the Series A preferred stock following the Reverse Stock Split, (ii) outstanding out-of-the-money stock options, (iii) outstanding out-of-the-money Class A common stock purchase warrants, and (iv) 34,187 shares of Class A common stock reserved for the issuance of stock options to the Corporation’s officers and employees that may be granted by our Board of Directors. The 76.71% ownership percentage was determined through negotiations between the holders of the Series A preferred stock and our management.

Specifically, the Series A preferred stock will be reclassified as a total of 133,234 post-Reverse Stock Split shares of Class A common stock. Each of the series of Series A preferred stock will be reclassified as a pro rata portion of the 133,234 shares of Class A common stock in accordance with the respective amounts originally invested by the initial holders of stock of that series.

After the Preferred Stock Reclassification, the certificate of designation for each series of Series A preferred stock will be cancelled.

The shares of the Company’s Series B preferred stock, Series E preferred stock, Class A common stock and Class B common stock which are issued and outstanding immediately prior to the reclassification of the Series A preferred stock will not be reclassified. As previously noted, however, our Series B preferred stock will be combined at a rate of 1-for-1,200 shares, as required by its certificate of designation, which provides that any combination of shares of Class A common stock will cause a like combination of shares of Series B preferred stock.

Holders of Series A preferred stock are currently entitled to certain antidilution protection. This antidilution protection will not be available in respect of the post-Reverse Stock Split shares of Class A common stock as which their shares of Series A preferred stock will be reclassified. Accordingly, in the event of the issuance of additional stock following the recapitalization (e.g., in connection with raising additional capital), current holders of Series A preferred stock would experience greater dilution of their respective equity interests in the Company than they would have experienced if they had retained their shares of Series A preferred stock.

To mitigate the dilutive effect of any future financing on the holders of Series A preferred stock, the Plan of Recapitalization provides that for the period beginning on the date that the Plan of Recapitalization becomes effective and continuing through December 31, 2007, each holder of shares of Class A common stock resulting from the reclassification of the holder’s pre-Reverse Stock Split shares of Series A preferred stock will have the right to participate on equal terms in each financing of the Company by way of an equity investment or a loan. This right will exist on a pro rata basis determined by reference to all such holders’ original investments in their shares of Series A preferred stock. The right must be exercised in accordance with the terms and procedures described in the Plan of Recapitalization.

Capitalization—The following table shows our outstanding shares of preferred and common stock (i) as of the record date of December 4, 2006 and as they will be (ii) immediately following the Reverse Stock Split and (iii) immediately following the Preferred Stock Reclassification:

	Number of Shares Outstanding
	As of Record Date	After Reverse Stock Split	After Reclassification
Preferred Stock
Series A-1 preferred stock	150,884	150,884	—
Series A-2 preferred stock	149,602	149,602	—
Series A-3 preferred stock	297,768	297,768	—
Series A-4 preferred stock	888,889	888,889	—
Series A-5 preferred stock	569,861	569,861	—
Series A-6 preferred stock	2,726,450	2,726,450	—
Series A-7 preferred stock	209,167	209,167	—
Series B preferred stock	228,436	190	190
Series C preferred stock	—	—	—
Series E preferred stock	30,164	30,164	30,164

Total	5,251,221	5,022,975	30,354
Common Stock
Class A common stock	3,430,043	2,593	135,827
Class B common stock	685,324	571	571

Total	4,115,367	3,164	136,398

Additional Effects of Reverse Stock Split on Stockholders

The Reverse Stock Split will result in the cash out of 318,443 shares of Class A common stock and will reduce the number of holders of record of the Company’s Class A common stock from 544 to 248. The unaffiliated holders of Class A and Class B common stock (for this purpose, holders of Class A common stock who did not give their written consent to approve the Plan of Recapitalization) own a 18.85% interest on a fully-diluted, as-if-converted basis, and a 24.29% interest on an undiluted, as-if-converted basis, prior to the Reverse Stock Split, and will own a 16.68% interest on a fully-diluted, as-if-converted basis, and a 21.67% interest on an undiluted, as-if-converted basis, when the Reverse Stock Split becomes effective.

Termination of registration of the Class A common stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC. Additionally, certain provisions of the Exchange Act would no longer apply, such as the short-swing profit recovery provisions of Section 16(b).

For a total expenditure by us of approximately $100,000 in transaction costs (including legal, accounting and other fees and costs) and approximately $3,184 in purchase costs for fractional shares, we will realize an estimated $250,000 in cost savings on an annual basis by terminating our public company status. We intend to apply for termination of registration of the Class A common stock under the Exchange Act as soon as practicable following completion of the Reverse Stock Split.

The effect of the Reverse Stock Split on a stockholder will depend on the number of shares that the stockholder owns. For a stockholder holding 1,200 or more shares of Class A or Class B common stock, the stockholder’s shares will be converted into one or more shares of Class A or Class B common stock, as the case may be, on a 1-for-1,200 basis, with a cash payment of $.01 per pre-split share in lieu of any fractional shares. For a stockholder holding less than 1,200 shares of Class A or Class B common stock, all of the stockholder’s shares will be exchanged for a cash payment of $.01 per pre-split share.

All of the Company’s affiliated stockholders will remain stockholders of the Company after the Reverse Stock Split by virtue of the size of their holdings in the Company. Nevertheless, the Company believes that the Reverse Stock Split is substantively and procedurally fair to the Company’s unaffiliated stockholders who are entitled to receive a cash payment of $.01 per pre-split share. The Board of Directors unanimously approved the Reverse Stock Split. In addition, the Board of Directors, in making this determination, considered other factors such as the substantive features of the Reverse Stock Split, the fact that all unaffiliated stockholders will have the option to remain stockholders of our Company (by purchasing additional shares from other stockholders prior to the Reverse Stock Split), and the fairness of the price offered to all holders of Class A and Class B common stock.

Potential Disadvantages of Reverse Stock Split to Stockholders

The Stockholders owning fewer than 1,200 shares of either Class A or Class B common stock immediately prior to the effective time of the Reverse Stock Split will, after the Reverse Stock Split takes place, no longer have any equity interest in the Company and therefore will not participate in its future potential earnings or growth, if any. Additionally, any stockholder owning a number of Class A or Class B Common Stock not evenly divisible by 1,200 may have a reduced equity interest in the Company and reduced participation in future potential earnings or growth. It is expected that all but approximately 250 stockholders of record of the Company’s Class A common stock will be fully cashed out in the Reverse Stock Split. It will not be possible for cashed out stockholders to re-acquire an equity interest in the Company unless they purchase an interest from the remaining stockholders.

The Reverse Stock Split will require stockholders who own less than 1,200 shares of either Class A or Class B common stock involuntarily to surrender their shares for cash. These stockholders will not have the ability to continue to hold their shares. In addition, the Reverse Stock Split will require stockholders who own more than 1,200 shares of either Class A or Class B common stock, but not an amount evenly divisible by 1,200, involuntarily to surrender any fractional shares for cash. The ownership interest of certain stockholders will be terminated as a result of the Reverse Stock Split, but the Board of Directors concluded that the completion of the Reverse Stock Split will be an overall benefit to these stockholders because of the liquidity provided by the transaction at a fair price to the stockholders.

Potential disadvantages to our stockholders who will remain as stockholders after the Reverse Stock Split include decreased access to information. When the Reverse Stock Split is effected, we intend to terminate the registration of our Common Stock under the Exchange Act. As a result of the termination, we will no longer be subject to the periodic reporting requirements or the proxy rules of the Exchange Act. Upon terminating our public reporting, we will no longer file, among other things, annual or quarterly reports with the SEC. We will no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act. In addition, our officers will no longer be required to certify the accuracy of our financial statements. Updated information regarding our business, results of operations and financial condition like the information that is currently available to the general public and our investors will not be available once we terminate our public reporting. We intend, however, to explore methods to distribute financial information to our stockholders on a cost-effective basis.

Effect of Reverse Stock Split on Affiliates and Certain Stockholders

Neither of our two incumbent directors owns any shares of our stock. One of the two director, C. Lee Jones, will be affected by the Reverse Stock Split only insofar as it will reduce the number of his pre-Reverse Stock Split stock options, all of which are out-of-the-money, from 772,800 shares to 644 shares (and will increase the exercise price per share 1,200 times). Mr. Jones’s options represent a 6.40% interest on a fully-diluted, as-if-converted basis prior to the Reverse Stock Split and will represent a 6.57% interest when the Reverse Stock Split becomes effective

The other director, Joan P. Neuscheler, serves as a director as a representative of Tullis-Dickerson Capital Focus II, L.P., TD Javelin Capital Fund, L.P. and TD Origen Capital Fund, L.P. (the “Tullis-Dickerson Entities”). Ms. Neuscheler holds out-of-the-money pre-Reverse Stock Split options for 50,000 shares. Ms. Neuscheler’s options represent a 0.41% interest on a fully-diluted, as-if-converted basis prior to the Reverse Stock Split and will represent a 0.43% interest when the Reverse Stock Split becomes effective.

The Tullis-Dickerson Entities own a 12.56% interest on a fully-diluted, as-if-converted basis, and a 16.18% interest on an undiluted as-if-converted basis, prior to the Reverse Stock Split, and will own a 12.89% interest on a fully-diluted, as-if-converted basis, and a 16.74% interest on an undiluted as-if-converted basis, when the Reverse Stock Split becomes effective.

In addition to the Tullis-Dickerson Entities, the Plan of Recapitalization was approved by the written consent of: (i) Galen Partners III, L.P., Galen Partners International III, L.P., Galen Employee Fund III, L.P. and Galen Associates (the “Galen Entities”); Delphi Ventures III, L.P., Delphi BioInvestments III, L.P., Delphi Ventures IV, L.P., Delphi BioInvestments IV, L.P. (the “Delphi Entities”); GE Capital Equity Investments, Inc. (“GE Capital”); and Protostar Equity Partners, L.P. (“Protostar”). See “—Approval of Plan of Recapitalization.”

The Galen Entities own a 15.08% interest on a fully-diluted, as-if-converted basis, and a 19.44% interest on an undiluted as-if-converted basis, prior to the Reverse Stock Split, and will own a 15.48% interest on a fully-diluted, as-if-converted basis, and a 20.11% interest on an undiluted as-if-converted basis, when the Reverse Stock Split becomes effective.

The Delphi Entities own a 4.38% interest on a fully-diluted, as-if-converted basis, and a 5.65% interest on an undiluted as-if-converted basis, prior to the Reverse Stock Split, and will own a 4.49% interest on a fully-diluted, as-if-converted basis, and a 5.83% interest on an undiluted as-if-converted basis, when the Reverse Stock Split becomes effective.

GE Capital owns a 5.00% interest on a fully-diluted, as-if-converted basis, and a 6.44% interest on an undiluted as-if-converted basis, prior to the Reverse Stock Split, and will own a 5.13% interest on a fully-diluted, as-if-converted basis, and a 6.66% interest on an undiluted as-if-converted basis, when the Reverse Stock Split becomes effective.

Protostar owns a 3.45% interest on a fully-diluted, as-if-converted basis, and a 4.45% interest on an undiluted as-if-converted basis, prior to the Reverse Stock Split, and will own a 3.54% interest on a fully-diluted, as-if-converted basis, and a 4.60% interest on an undiluted as-if-converted basis, when the Reverse Stock Split becomes effective.

Financial Effect of Reverse Stock Split

Completion of the Reverse Stock Split will require approximately $100,000 in cash, which includes $100,000 for legal, accounting and other fees and costs related to the transaction. The payments to holders of fewer than 1,200 shares, and to holders with shares not evenly divisible by 1,200, of Class A or Class B common stock will be paid out of working capital.

Based upon analysis of the share ownership distribution among the Company’s stockholders, the Board of Directors chose to limit the scope of the Reverse Stock Split to 1-for-1,200 because this was an efficient way to reduce the number of its holders of record below 300, without materially reducing the number more than necessary, and would only require the Company to pay holders of record $3,184 in lieu of issuing fractional shares.

Federal Income Tax Consequences of Reverse Stock Split

The Board of Directors believes that the Reverse Stock Split would be a tax-free recapitalization to the Company and to the stockholders who remain stockholders of the Company pursuant to Section 368(a)(1)(E) of the Internal Revenue Code of 1986. Accordingly, the Company will not recognize any gain or loss as a result of the Reverse Stock Split.

The following description of the material federal income tax consequences of the Reverse Stock Split to our stockholders is based on the Internal Revenue Code of 1986, related Treasury Regulations, judicial authority and current administrative rulings and practices in effect on the date of this Information Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Stock Split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-residents of the United States, broker/dealers or insurance companies). This discussion assumes that the shares of Class A common stock or Class B common stock are held as capital assets and were not acquired as compensation. State and local income tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending upon the jurisdiction in which the stockholder resides. You are urged to consult your own tax advisor to determine the tax consequences to you in light of your particular circumstances.

A stockholder whose pre-Reverse Stock Split shares of Class A or Class B common stock become a smaller number of post-Reverse Stock Split shares of Class A or Class B common stock by reason of the Reverse Stock Split will not realize any gain or loss as a result. The stockholder’s adjusted basis in the stockholder’s pre-reverse split shares of Class A or Class B common stock will carry over to the stockholder’s post-reverse split shares of Class A or Class B common stock (except for the basis attributable to fractional shares that were cashed out).

A stockholder whose fractional shares of pre-reverse split shares of Class A or Class B common stock are cashed out in the Reverse Stock Split will realize capital gain or loss measured by the difference between the cash paid for the fractional shares and the stockholder’s adjusted basis in those shares. This capital gain or loss will be long-term capital gain or loss if the stockholder had held the fractional shares being cashed out for at least one year.

Substantive Fairness of Reverse Stock Split

The Board of Directors has determined that the Reverse Stock Split is fair to holders of our Class A and Class B common stock, including all unaffiliated holders of our Class A and Class B common stock. The Reverse Stock Split will affect all holders of Class A and Class B common stock uniformly. By itself (that is, without regard to the Preferred Stock Reclassification), the Reverse Stock Split will not affect the relative ownership interests of holders of Class A and Class B common stock except to the extent that fractional shares are cashed out. Cashing out fractional shares will reduce the number of holders of record of shares of Class A common stock from 544 holders to 248 holders, with the effect that 296 current holders of Class A common stock will cease to be stockholders after the Reverse Stock Split. In addition, the relative interests of the remaining holders of Class A common stock will also be affected to some slight extent because there will be fewer shares of Class A and Class B common stock outstanding and each stockholder’s number of (post-reverse split) shares will reflect the cash out of fractional shares.

In determining the value of a share of Class A or Class B Common Stock immediately prior to the Reverse Stock Split to be zero, our Board of Directors took into account the following factors:

•	there is no market and has never been a market for shares of our Class A or Class B common stock;

•	the net book value of a share of our Class A or Class B common stock as of September 30, 2006 was $(25.41);

•	we had net losses of $2.8 million, $2.5 million and $0.2 million for the fiscal years ending December 31, 2003, 2004 and 2005 and a net loss of $0.9 million for the nine months ended September 30, 2006;

•	we have generated negative cash flows since inception;

•	our cash on hand and the funds available under our credit facility with Silicon Valley Bank will not be sufficient to meet our liquidity needs and fund operations through the next 12 months;

•	our preferred stock had a liquidation value of $64.1 million and a liquidation preference (liquidation value plus accrued dividends) of $100.5 million as of September 30, 2006;

•	the independent valuation that the Board of Directors received from Willamette Management Associates reported that the Company had a business enterprise value of $11.1 million as of October 31, 2006 and that the fair market value of our Class A and Class B common stock as of that date was zero.

The Board of Directors assigned greater weight to the final three factors than to the first four, and gave the liquidation value and liquidation preference of our preferred stock the greatest weight. The Board did not consider the Company’s liquidation value, as opposed to the liquidation value (and liquidation preference) of our preferred stock, because of the magnitude of the latter, which vastly exceeded any plausible liquidation value of the Company itself; nor did the Board consider the Company’s purchase of shares of its Class A or Class B common stock during the prior two years because there were no such purchases. The Board also did not directly take into account the letters of intent that it had received in March 2006 and June 2006 because they were not firm offers; but in determining the value of a share of Class A and Class B common stock, the Board was aware of the values reflected by these letters of intent, which were in the range of $3–6 million and $7–11 million for the Company as a whole, respectively. See “—Background of Plan of Recapitalization—Sale of Assets.”

Although our Board of Directors determined that the fair market value of shares of our Class A and Class B common stock was zero, the Board decided to use a nominal value of $0.01 per share for purposes of cashing out fractional shares in the Reverse Stock Split. The Board of Directors determined that the payment of $0.01 per share to the holders of less than 1,200 shares of our Class A and Class B common stock was fair to such holders on the basis that it provided for some measure of nominal consideration for shares that had a fair market value of zero.

The Board of Directors also determined that the Reverse Stock Split was fair to the remaining holders of Class A and Class B common stock . While the amount to be paid to holders of Class A common stock whose shares will be cashed out will be in excess of the fair market value of those shares (by $0.01 per share, for the reason given in the preceding paragraph), the aggregate amount to be paid to cash out those shares will be just $3,184. In addition, the Board took into account that that the Reverse Stock Split will have a minimum effect on the relative voting power of the Company’s stockholders. Stockholders who currently hold approximately 97.36% of the voting power of the Company on a fully-diluted, as-if-converted basis will continue to be stockholders of the Company after the Reverse Stock Split, with shares representing only 2.64% of the voting power being cashed out.

Shares of the Company’s other classes of stock will affected in a similarly modest fashion by the Reverse Stock Split because, as previously noted, there will be fewer shares of Class A and Class B common stock outstanding, and each stockholder’s (post-reverse split) shares will represent a slightly greater percentage of the Company’s stock. On a fully-diluted, as-if-converted basis, the interest of holders of Series A preferred stock will increase from 52.4% to 53.6%; the interest of holders of Series B preferred stock will be unchanged at 1.9%; and the interest of holders of Series E preferred stock will increase from 0.2% to 0.3%.

The Board also determined that an additional factor supporting the fairness of the Reverse Stock Split to unaffiliated stockholders who will continue as stockholders is the very reason that the Reverse Stock Split is being undertaken: to realize the cost savings anticipated from “going private” and the anticipated benefit to the Company by virtue of management’s expected ability to focus more completely on the Company’s operations with a view to creating value for all stockholders. See “—Reasons for and Purpose of Plan of Recapitalization.”

Procedural Fairness of Reverse Stock Split

Our Board of Directors has analyzed the Reverse Stock Split and its anticipated effects on all of our unaffiliated stockholders and has deemed the Reverse Stock Split and related termination of our public reporting to be procedurally fair to, and in the best interests of, our unaffiliated stockholders, whether they are cashed out or remain as stockholders following the Reverse Stock Split.

Many of our unaffiliated stockholders hold small positions of less than 1,200 shares that cannot be sold, cost effectively or at all. The Reverse Stock Split will provide these unaffiliated stockholders with liquidity, albeit it in a nominal amount.

Our smaller unaffiliated stockholders may elect to remain stockholders of the Company by acquiring sufficient shares so that they hold at least 1,200 shares of Class A common stock immediately prior to the Reverse Stock Split. The Board of Directors considers the structure of the Reverse Stock Split to be fair to all unaffiliated stockholders because it allows them to decide whether to remain a stockholder of our Company following the Reverse Stock Split or to receive the cash consideration offered in connection with the Reverse Stock Split. Because our Class A common stock is not traded, there can be no assurance that a stockholder who desires to acquire a sufficient number of shares, so that he or she holds at least 1,200 shares of Class A common stock, will be able to do so prior to the effective time of the Reverse Stock Split.

The Reverse Stock Split was approved by all three of our directors at the time, including both non-employee directors.

Certain stockholders hold sufficient shares of our capital stock to approve the Reverse Stock Split without securing the approval of our other affiliated or unaffiliated stockholders. Our Board of Directors did not condition approval of the Reverse Stock Split on the approval of a majority of the unaffiliated holders of Class A and Class B common stock because their approval was not required under our amended and restated certificate of incorporation or the Delaware General Corporation Law, and because conditioning the Reverse Stock Split on their approval would give them, in effect, a gratuitous veto right on control of the Company’s future. The Board of Directors did not consider the absence of such a right of approval to be disadvantageous to unaffiliated holders of Class A and Class B common stock because their stock was worthless and, as such, they could not be disadvantaged in respect of it in practical terms.

Although the Board of Directors obtained an independent valuation of the Class A common stock, it did not obtain a fairness opinion on behalf of our unaffiliated stockholders because the costs associated with obtaining such an opinion outweighed its perceived benefits. While all of our preferred stockholders will remain stockholders of the Company following the Reverse Stock Split and Preferred Stock Reclassification by virtue of the size of their holdings, unaffiliated stockholders will have the same opportunity if they so choose (by purchasing additional shares from other stockholders prior to the effective time of the reverse split). In light of this fact, the Board of Directors concluded that the expense associated with obtaining a fairness opinion was not justified.

Our Board of Directors did not retain an unaffiliated representative to act solely on behalf of unaffiliated stockholders for purposes of negotiating the terms of the Reverse Stock Split. In considering this issue, the Board of Directors determined that an unaffiliated representative would not be able to benefit unaffiliated stockholders because their Class A common stock was worthless and it was already more than fairly valued for purposes of the cash out of fractional shares. The Board of Directors also concluded that retaining a representative would be costly, and under the circumstances, not the best use of corporate assets.

Termination of Exchange Act Registration

Our Class A common stock is currently registered under the Exchange Act. We are permitted to terminate this registration if there are fewer than 300 record holders of outstanding shares of our Class A common stock. As of December 4, 2006, we had approximately 544 record holders of our Class A common stock. Upon the effectiveness of the Reverse Stock Split, we expect to have approximately 248 record holders of our Class A Common Stock. We intend to terminate the registration of our Class A Common Stock under the Exchange Act as promptly as possible after the Effective Date.

Termination of registration under the Exchange Act will substantially reduce the information that we will be required to furnish to our stockholders. After we become a privately-held company, our stockholders will have access to our corporate books and records to the extent provided by the Delaware General Corporation Law, and to any additional disclosures required by our directors’ and officers’ fiduciary duties to us and our stockholders.

Termination of registration under the Exchange Act also will make the provisions of the Exchange Act no longer applicable to us, including the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the stock ownership reporting rules under Section 13.

Required Stockholder Approvals

Under our amended and restated certificate of incorporation, the respective certificates of designation of our Series A preferred stock and the Delaware General Corporation Law, the following shareholder approvals were required to be obtained in connection with the approval of the Plan of Recapitalization:

•	with respect to the approval of the Plan of Recapitalization as it relates to the Reverse Stock Split:

•	the approval (“Approval 1”) of a majority of the outstanding shares of our Series A preferred stock (excluding our Series A-7 preferred stock), with all of the shares voting together in one pool on an as-if-converted basis, for a pool of 4,783,454 shares; and

•	the approval (“Approval 2”) of a majority of the outstanding shares of our Series A preferred stock (excluding our Series A-7 preferred stock), Series E preferred stock and Class A common stock, with all of the shares voting together in one pool on an as-if-converted basis, for a pool of 8,243,661 shares.

•	with respect to the approval of the Plan of Recapitalization as it relates to the Preferred Stock Reclassification:

•	the approval (“Approval 3”) of a majority of the outstanding shares of each series of our Series A preferred stock, with each series voting as a separate class; and

•	the approval (“Approval 4”) a majority of the outstanding shares of our Class A common stock and Series A preferred stock, with all of the shares voting together in one pool on an as-if-converted basis, for a pool of 8,422,664 shares.

Approval of Plan of Recapitalization

Our Board of Directors adopted the Plan of Recapitalization on December 4, 2006. All of the members of our Board of Directors, including our two non-employee directors, voted to approve the Plan of Recapitalization.

By a written consent dated as of the record date of December 4, 2006, the Plan of Recapitalization was approved by the written consent, pursuant to §228 of the Delaware General Corporation Law, of holders (named parenthetically) of the following shares:

•	all 150,884 issued and outstanding shares of our Series A-1 preferred stock (the Tullis-Dickerson Entities);

•	all 149,602 issued and outstanding shares of our Series A-2 preferred stock (the Tullis-Dickerson Entities and GE Capital);

•	all 297,768 issued and outstanding shares of our Series A-3 preferred stock (the Tullis-Dickerson Entities and GE Capital);

•	all 888,889 issued and outstanding shares of our Series A-4 preferred stock (the Galen Entities and the Delphi Entities);

•	476,621 shares, or 83.64%, of the 569,861 issued and outstanding shares of our Series A-5 preferred stock (the Galen Entities and the Delphi Entities);

•	1,557,490 shares, or 57.13%, of the 2,726,450 issued and outstanding shares of our Series A-6 preferred stock (the Galen Entities, the Tullis-Dickerson Entities, the Delphi Entities and Protostar);

•	all 209,167 issued and outstanding shares of our Series A-7 preferred stock (Protostar); and

•	1,154,906 shares of our Class A common stock (the Galen Entities, the Tullis-Dickerson Entities, the Delphi Entities and GE Capital).

This written consent was effective to satisfy the stockholder approval requirements in connection with the approval of the Plan of Recapitalization:

•	with respect to Approval 1, the Plan of Recapitalization was approved by holders of 3,521,254 shares, or 73.61%, of the 4,783,454 shares in the pool;

•	with respect to Approval 2, the Plan of Recapitalization was approved by holders of 4,676,160 shares, or 56.72%, of the 8,243,661 shares in the pool;

•	with respect to Approval 3, the Plan of Recapitalization was approved by holders of all of the issued and outstanding shares of our Series A-1, A-2, A-3, A-4 and A-7 preferred stock, holders of 476,621 shares, or 83.64% of the 569,861 issued and outstanding shares of our Series A-5 preferred stock, and holders of 1,557,490 shares, or 57.13%, of the 2,726,450 issued and outstanding shares of our Series A-6 preferred stock.

•	with respect to Approval 4, the Plan of Recapitalization was approved by holders of 4,885,327 shares, or 58.00%, of the 8,422,664 shares in the pool.

Valuation Report

In connection with its consideration of the Plan of Recapitalization, our Board of Directors retained Willamette Management Associates, Inc. (“Willamette”) to conduct an analysis of the fair market value as of October 31, 2006 of (i) the business enterprise of the Company and (ii) our Class A and Class B common stock.

The valuation report that Willamette provided is not a fairness opinion regarding the transactions contemplated by the Plan of Recapitalization, including the Reverse Stock Split. We did not obtain a fairness opinion in connection with the Reverse Stock Split or the Preferred Stock Reclassification.

Willamette provided a written report dated December 1, 2006 to the Board and gave an oral presentation to the Board at a meeting on December 4, 2006. The essence of Willamette’s report is that, based upon certain assumptions, the matters considered and the limitations on review described in the report, it was Willamette’s opinion that, as of October 31, 2006, (i) the business enterprise value of the Company was $11.1 million, (ii) the fair market value of the Class A common stock was zero, and (iii) the fair market value of the Class B common stock was zero.

Willamette was engaged solely for purposes of rendering its valuation report, and the valuation report is not and should not be considered a fairness opinion or solvency analysis. Willamette provided its report for the information and assistance of our Board of Directors in connection with the Board’s consideration of the Reverse Stock Split. The report was not a recommendation as to how any of the Company’s stockholders should vote with respect to the Reverse Stock Split. The report does not address the Board of Directors’ underlying business decision to proceed with the Reverse Stock Split. The decision to implement the Reverse Stock Split and the determination of the consideration to be received by the holders of fractional shares of our Class A and Class B common stock was made solely by our Board of Directors. Our Board, and not Willamette, determined the amount to be paid to holders of fractional shares of our Class A and Class B common stock. Willamette was not requested to and did not make any recommendation to the Board of Directors as to the form of the Reverse Stock Split or any alternative transaction. Willamette was not authorized to and did not solicit third party indications of interest in acquiring all or any part of the Company, or investigate any alternative transactions that may be available to the Company.

In performing its valuation, Willamette reviewed and considered the following data and documents, among others: our public filings including audited financial statements for fiscal years 2000 through 2005; our financial performance reported for the nine months ended September 30, 2005 and September 30, 2006; a financial model for fiscal years 2006 through 2010 that we prepared; the rights and privileges of our various issued securities; Ibbotson Associates, Stocks, Bonds, Bills, and Inflation, Valuation Edition, 2006 Yearbook; Ibbotson Associates, Cost of Capital 2006 Yearbook; Federal Reserve Statistical Release dated October 31, 2006; and guideline merged and acquired company information provided by SEC filings, press releases and publicly available databases. In addition, Willamette met with members of the management of the Company to discuss, among other matters, the past and current business operations, financial condition, and future prospects of the Company. Willamette also conducted such other analyses and examinations and considered such other information and financial, economic, and market criteria as it deemed appropriate in preparing its valuation report.

Willamette’s valuation report was based on certain favorable assumptions regarding the Company. These assumptions included, among others:

•	the assumption that we would receive a $2.5 million capital infusion before the end of the first quarter of 2007;

•	the assumption that our line of credit availability would be increased due to the $2.5 million capital infusion;

•	the assumption that we would continue to operate as a going concern business; and

•	the assumption that we would maintain our credit facilities and would be relieved from financial covenant violations, if any.

In addition, Willamette relied upon and assumed the accuracy and completeness of all the financial, accounting and other information reviewed by it, and did not assume responsibility for the independent verification of this information.

The following is a summary of the valuation approaches and methods that Willamette used in connection with its report. The following summary, however, does not purport to be a complete description of the valuation analyses that Willamette performed. In addition, the order of approaches and methods described below does not represent relative importance or weight that Willamette gave to those analyses:

•	The market approach/guideline publicly traded company method—Under the market approach, using the guideline publicly traded company method, Willamette estimated the value of the Company based on an analysis of prices of guideline publicly traded companies that operate in the same industry. Under this method, the Company’s enterprise value was $8.9 million as of the valuation date, including a working capital deficit adjustment.

•	The market approach/guideline merged or acquired company method—Under market approach, using the guideline merged and acquired company method, Willamette utilized transaction pricing data from mergers and acquisitions involving companies in the same, or similar, lines of business as the Company. Under this method, the Company’s enterprise value was $10.5 million as of the valuation date, including a working capital deficit adjustment.

•	The income approach/discounted cash flow method. Under the income approach, using the discounted cash flow method, Willamette projected the financial performance of the Company over future period of time, including analyses of projected revenue, expenses, investment considerations, capital structure, residual value and present value discount. Under this method, the Company’s enterprise value as of the valuation date was $11.3 million.

Using these methods, and giving the most emphasis to the value derived from the discounted cash flow method, Willamette concluded that the fair market value of the Company as of the valuation date of October 31, 2006 was $11.1 million.

Willamette noted in its report that value is assigned to the Company’s common stock when the business enterprise value of the Company exceeds the value of its preferred stock. Willamette noted, in addition, that our preferred stock had a liquidation value as of the valuation date in excess of $64 million and a liquidation preference in excess of $100 million. Willamette concluded that the fair market value of the Class A and Class B common stock, on a nonmarketable, noncontrolling ownership interest basis, was zero as of the valuation date.

The full text of Willamette’s valuation report, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the preparation of the report, is available for inspection and copying during regular business hours at our principal executive offices at 1325 Tri-State Parkway, Suite 300, Gurnee, Illinois 60031. We will provide a complete copy of Willamette’s valuation report, including exhibits, upon any stockholder’s written request and payment of a nominal copying charge.

Willamette is regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, employee stock ownership plan transactions, leveraged buyouts, restructurings, and valuations for estate, corporate and other purposes. Willamette is independent of the Company, and was selected by our Board of Directors on the basis of, among other things, Willamette’s valuation experience and reputation and the amount of its fees and expenses for preparing its valuation report ($45,000). Neither Willamette nor any of its employees involved in the preparation of the valuation report has a present or intended future financial interest in the Company. Aside from Willamette’s preparation of its valuation report, there is and has been no material relationship between Willamette and the Company or any of our affiliates during the past two years and none is contemplated.

To assist Willamette in the preparation of its valuation report, we provided Willamette with our financial models for the fiscal years 2006 through 2010 for its use in connection with the discounted cash flow method. These financial models (and certain letters of intent) were the only non-public information that we provided to Willamette. We did not provide any instructions to Willamette regarding the valuation methods to use or the conclusions to reach, and we did not impose any limitations on Willamette’s preparation of its valuation report.

General

Stock

Our authorized capital stock consists of common and preferred stock. Our common stock consists of Class A and Class B common stock, par value $.001 per share. Our preferred stock consists of Series A-1, A-2, A-3, A-4, A-5, A-6 and A-7 preferred stock, par value $.001 per share (“Series A preferred stock”), Series B contingent convertible preferred stock, par value $.001 per share (“Series B preferred stock”), Series C contingent convertible preferred stock, par value $.001 per share (“Series C preferred stock”), and Series E preferred stock, par value $.001 per share (“Series E preferred stock”).

As of the close of business on the record date of December 4, 2006, we had outstanding 3,430,043 shares of Class A common stock, 685,324 shares of Class B common stock, 150,884 shares of Series A-1 preferred stock, 149,602 shares of Series A-2 preferred stock, 297,768 shares of Series A-3 preferred stock, 888,889 shares of Series A-4 preferred stock, 569,861 shares of Series A-5 preferred stock, 2,726,450 shares of Series A-6 preferred stock, 209,167 shares of Series A-7 preferred stock, 228,436 shares of Series B preferred stock, and 30,164 shares of Series E preferred stock. As of December 4, 2006, there were no shares of our Series C preferred stock outstanding.

Each outstanding share of our Class A common stock is entitled to one vote. Each outstanding share of our Series A preferred stock (other than Series A-7 preferred stock) is entitled to a number of votes equal to the number of shares of Class A common stock into which the share of preferred stock is convertible. With certain exceptions, shares of our Class B common stock, Series A-7 preferred stock and Series B preferred stock are non-voting.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of December 4, 2006 with respect to our Class A common stock and preferred stock owned by (i) each person who beneficially owns more than five percent of our outstanding Class A common stock (on an as-converted basis) and preferred stock, (ii) each of our executive officers and directors at the time and (iii) all of our executive officers and directors at the time as a group.

	Class A Common Stock		Preferred Stock(1)
	Shares Owned(3)	Percentage Owned	Shares Owned	Percentage Owned
Name of Beneficial Owner (2)
Galen Partners (4)	1,879,425	35.7%	1,776,425	33.8%
Tullis-Dickerson Capital Focus II, L.P. (5)	1,515,763	36.1	771,740	14.7
GE Capital Equity Investments, Inc. (6)	603,501	16.4	248,618	4.7
Delphi Ventures(7)	534,471	13.5	516,971	9.8
Protostar Equity Partners, L.P. (8)	416,667	10.8	416,667	7.9
Geoffrey T. Freeman (9)	289,444	7.8	277,778	5.3
Henry A. Jordan (10)	289,445	7.8	277,778	5.3
Jennifer C. McNeil (11)	289,445	7.8	277,778	5.3
Premier Research Worldwide Ltd. (12)	268,124	7.5	127,292	2.4
Jane Taylor (13)	187,091	5.4	123,181	2.3
C. Lee Jones (14) (director and executive officer)	772,800	18.4	—	—
Pradip K. Banerjee, Ph.D. (15) (director)	181,000	5.0	—	—
Dennis N. Cavender (16) (executive officer)	138,750	3.9	—	—
Julie A. Ross (17) (executive officer)	146,295	4.1	205	*
Joan P. Neuscheler (18) (director)	1,574,763	37.0	771,740	14.7
All executive officers and directors as a group (5 persons)(19)	2,813,608	28.3	771,945	14.7	`

*	Less than one percent.
(1)	Our preferred stock consists of Series A-1, A-2, A-3, A-4, A-5, A-6 and A-7 preferred stock, Series B contingent convertible preferred stock, Series C contingent convertible preferred stock and Series E preferred stock. The shares of Series A-1, A-2, A-3, A-4, A-5, A-6, A-7 and Series E preferred stock are convertible, at the option of the holder, into shares of Class A common stock on a share-for-share basis. The Series B contingent convertible preferred stock and the Series C contingent convertible preferred stock are automatically convertible to shares of Class A common stock on a one-for-one basis upon the occurrence of specified conversion triggering events, including a reverse stock split of the Class A common stock.
(2)	Except as otherwise indicated, the mailing address of each person shown is c/o Essential Group, Inc., 1325 Tri-State Parkway, Suite 300, Gurnee, Illinois 60031.
(3)	Includes shares owned directly by the persons named and those shares with respect to which such persons directly or indirectly exercise voting or investment power. These amounts include shares of Class A common stock, preferred stock and warrants to purchase Class A common stock, if any, held by such persons. These amounts also include shares of Class A common stock and Series C contingent convertible preferred stock subject to outstanding stock options or warrants which are exercisable as of or within 60 days of December 4, 2006. Such shares are considered in computing the percentage of the person holding the stock option or warrant but are not considered in computing the percentage of any other person.
(4)	Includes 1,776,425 shares of Series A preferred stock and 44,000 shares of Class A common stock. Of these shares, 1,558,678 shares of Series A preferred stock and 40,196 shares of Class A common stock are held by Galen Partners III, L.P., 141,084 shares of Series A preferred stock and 3,639 shares of Class A common stock are held by Galen Partners International III, L.P., 6,382 shares of Series A preferred stock and 165 shares of Class A common stock are held by Galen Employee Fund III, L.P. and 70,281 shares of Series A preferred stock are held by Galen Associates. Also includes 47,000 shares of Class A common stock subject to outstanding warrants issued to Galen Advisors LLC and 12,000 shares of Class A common stock subject to warrants issued to Galen Investment Advisory Group, LLC. Galen Partners III, L.P., Galen Partners International III, L.P. and Galen Employee Fund III, L.P., Galen Associates, Galen Advisors LLC and Galen Investment Advisory Group, LLC are each affiliates of Galen Partners. Galen Partners is located at 610 Fifth Avenue, Rockefeller Center, New York, New York 10020.
(5)	Consists of 771,740 shares of Series A preferred stock and 744,023 shares of Class A common stock. Of these shares,

96,550 shares of Series A preferred stock and 89,287 shares of Class A common stock are held by TD Javelin Capital Fund, L.P., 96,550 shares of Series A preferred stock and 89,287 shares of Class A common stock are held by TD Origen Capital Fund, L.P. and 578,640 shares of Series A preferred stock and 565,449 shares of Class A common stock are held by Tullis-Dickerson Capital Focus II, L.P. Joan P. Neuscheler, one of our directors, is an officer of Tullis-Dickerson & Co., Inc., the manager of TD Javelin Capital Fund, L.P., TD Origen Capital Fund, L.P. and Tullis-Dickerson Capital Focus II, L.P. Tullis-Dickerson Capital Focus II, L.P. is located at Two Greenwich Plaza, Greenwich Connecticut 06830.

(6)	Consists of 248,618 shares of Series A preferred stock and 354,883 shares of Class A common stock. GE Capital Equity Investments, Inc. is located at 120 Long Ridge Road, Stamford, Connecticut 60927.
(7)	Includes 516,971 shares of Series A preferred stock and 12,000 shares of Class A common stock. Of these shares, 259,045 shares of Series A preferred stock and 11,788 shares of Class A common stock are held by Delphi Ventures III, L.P., 4,664 shares of Series A preferred stock and 212 shares of Class A common stock are held by Delphi BioInvestments III, L.P., 248,147 shares of Series A preferred stock are held by Delphi Ventures IV, L.P. and 5,115 shares of Series A preferred stock are held by Delphi BioInvestments IV, L.P. Also includes 5,500 shares of Class A common stock subject to outstanding options issued to Donald Lothrop, a general partner of Delphi Ventures. Delphi Ventures is located at 3000 Sand Hill Road, Building 1, Suite 135, Menlo Park, California 94025.
(8)	Consists of 416,667 shares of Series A preferred stock. Protostar Equity Partners, L.P. is located at 13-15 West 54th Street, Fourth Floor, New York, New York 10019.
(9)	Consists of 277,778 shares of Series A preferred stock and 11,666 shares of Class A common stock subject to outstanding options. Mr. Freeman is located at 245 Rockland Road, Carlisle, Massachusetts 01741.
(10)	Consists of 277,778 shares of Series A preferred stock and 11,667 shares of Class A common stock subject to outstanding options. Mr. Jordan is located at 1465 Horseshoe Trail, Chester Springs, Pennsylvania 19425.
(11)	Consists of 277,778 shares of Series A preferred stock and 11,667 shares of Class A common stock subject to outstanding options. Ms. McNeil is located at Springbank Farm, 301 Five Point Road, Coatesville, Pennsylvania 19320.
(12)	Consists of 127,292 shares of Series A preferred stock and 140,832 shares of Class A common stock. Premier Research Worldwide, Ltd. is located at 30 South 17th Street, Philadelphia, Pennsylvania 19103.
(13)	Ms. Taylor holds the shares of Class A common stock jointly with her husband, James Taylor. Dr. and Ms. Taylor also jointly own 123,181 shares of our Series B contingent convertible preferred stock. The Taylors are located at 2814 North Junett Street, Tacoma, Washington 98407.
(14)	Consists of 772,800 shares of Class A common stock subject to outstanding options. See “—Executive Officer Stock Options.”
(15)	Consists of 181,000 shares of Class A common stock subject to outstanding options. Dr. Banerjee resigned as a director on December 14, 2006. See “—Directors and Executive Officers.”
(16)	Consists of 138,750 shares of Class A common stock subject to outstanding options. See “—Executive Officer Stock Options.”
(17)	Consists of 146,295 shares of Class A common stock and 205 shares of Series C contingent convertible preferred stock subject to outstanding options. See “—Executive Officer Stock Options.”
(18)	Includes 59,000 shares of Class A common stock subject to outstanding options. Also includes 771,740 shares of Series A preferred stock and 744,023 shares of Class A common stock held by Tullis-Dickerson Capital Focus II, L.P., TD Javelin Capital Fund, L.P. and TD Origen Capital Fund, L.P. Ms. Neuscheler is an officer of the general partner of each of these funds, and as such has both voting power and investment power. Ms. Neuscheler disclaims beneficial ownership of such shares except to the extent of her proportionate pecuniary interest therein. See note 5 above.
(19)	Includes 788,023 shares of Class A common stock, 1,356,845 shares of Class A common stock subject to outstanding options and 205 shares of Series C contingent convertible preferred stock subject to outstanding options. Also includes shares of Series A preferred stock and shares of Class A common stock which are presently held by affiliates of Ms. Neuscheler. See note 18 above.

As of December 4, 2006, all of the outstanding shares of our Class B common stock, consisting of 685,324 shares, were beneficially owned by Affiliated Research Centers, LLC. Essential Group is the manager of Affiliated Research Centers, LLC.

Directors and Executive Officers

The following table sets forth the name, age and position of each of the members of our Board of Directors and our executive officers as of December 4, 2006.

Name	Age	Position
C. Lee Jones	50	President, Chief Executive Officer, Assistant Secretary and Director
Dennis N. Cavender	56	Executive Vice President, Chief Financial Officer and Secretary
Julie A. Ross	43	Executive Vice President
Pradip K. Banerjee, Ph.D.	54	Chairman of the Board
Joan P. Neuscheler	47	Director

C. Lee Jones. Mr. Jones has served as our Chief Executive Officer since February 2001 and as our President since September 2000. Mr. Jones also served as our Chairman from November 2000 until August 2004. He is also a member of our Nominating Committee. Mr. Jones served as our Chief Operating Officer from September 2000 until February 2001 and as our President, Research Services from March 2000 until September 2000. Mr. Jones has 22 years of pharmaceutical experience between The Upjohn Company and Abbott Laboratories. Prior to joining us, Mr. Jones was employed by Abbott Laboratories, where he served as Vice President of Information Technology from March 1996 until February 2000. Prior to that, Mr. Jones had served as the Director of Clinical Research at Abbott since August 1991.

Dennis N. Cavender. Mr. Cavender has served as our Chief Financial Officer and Secretary since January 2004 and as our Executive Vice President since March 1, 2005. He joined us in October 2003 as Assistant Chief Financial Officer. Mr. Cavender has over 30 years of broad experience in financial and operating positions, including 13 years of service in pharmaceutical, medical device and biotechnology companies. Prior to joining us, Mr. Cavender was President of Ascend Group, Ltd., an executive and financial consulting services company, from June 2002 to October 2003. From September 2000 until June 2002, Mr. Cavender served as Vice President, Merger and Acquisitions of Micron Electronics, Inc./Interland, Inc., a web hosting services company. Prior to that, Mr. Cavender was Executive Vice President and Chief Financial Officer of CyberCash, Inc., an internet payment services company, from July 1999 until September 2000. Mr. Cavender is also a partner of Tatum, L.L.C., a professional services firm.

Julie A. Ross. Ms. Ross has served as our Executive Vice President since October 2003. Prior to that, Ms. Ross served as our Vice President, Research Operations from June 2000 until October 2003. Ms. Ross joined us in October 1994 and has served in numerous positions, including Executive Director of Bids, Proposals & Contracts and Project Support Services from October 1999 until June 2000, Director of Bids, Proposals & Contracts from September 1998 until September 1999, Director of Project Development from March 1998 until August 1998, Manager of Business Development from April 1997 until March 1998, Director Operations from September 1996 until April 1997, Operations Manager from December 1995 until September 1996 and an IRB Coordinator from October 1994 until December 1995.

Pradip K. Banerjee, Ph.D. Dr. Banerjee served as our Chairman from October 2004 until December 14, 2006. Dr. Banerjee had previously been elected as a non-executive director in August 2004. Dr. Banerjee has been the Chief Executive Officer of University City Science Center, a developer of knowledge communities located in Philadelphia, Pennsylvania, since October 2004. Prior to joining University City Science Center in September 2004, Dr. Banerjee was a partner with Accenture where he worked in their Pharmaceutical Medical Products Research & Development Consulting Service from May 1994 until May 2005. Dr. Banerjee has also held research and development and business positions at Abbott Laboratories, Smith Kline and Eastman Kodak. Independent from his position as Chairman, Dr. Banerjee previously agreed to act as a consultant to management through December 31, 2005.

Dr. Banerjee resigned as our Chairman and a director on December 14, 2006 for personal reasons and not, to our knowledge, because of any disagreement relating to the Plan of Recapitalization or any other matter. Dr. Banerjee’s resignation will not have any effect on the Plan of Recapitalization.

Joan P. Neuscheler. Ms. Neuscheler has served as a director since August 2000 and serves as a member of our Audit Committee and Compensation Committee. She is the director nominated by the holders of our Series A-1, Series A-2 and Series A-3 preferred stock pursuant to the terms of an investor rights agreement among us and certain of our stockholders. She has been the President of Tullis-Dickerson & Co., Inc., a venture capital firm, since July 1998 and was Treasurer and Chief Financial Officer from April 1989 to 2000. Ms. Neuscheler also serves on the board of directors of Adams Respiratory Therapeutics, Inc.

Executive Officer Stock Options

The following table sets forth information regarding the number and value of unexercised Class A common stock options held by each of our executive officers as of the record date. None of the executive officers holds any stock appreciation rights.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Record Date Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Record Date Exercisable/Unexercisable

C. Lee Jones	—	—	772,800/0	0/0
Dennis N. Cavender	—	—	138,750/0	0/0
Julie A. Ross	—	—	146,295/0	0/0

Stock Option Plans

A description of each of our current stock option plans follows. We do not intend to issue any additional stock options under these plans.

Amended and Restated 1996 Employee Stock Option Plan and Related Plans—Our Amended and Restated 1996 Employee Stock Option Plan and related plans give our Board of Directors broad discretion to grant stock options to officers and employees who are responsible for contributing to the management, growth or profitability of our business. The total number of shares for which options may be issued under the plans is 2,287,349 shares of Class A common stock and 29,549 shares of Series C contingent convertible preferred stock. Options for 1,857,823 shares of Class A common stock and 29,549 shares of Series C contingent convertible preferred stock have been issued, with an exercise price per share ranging from $0.77–$12.50. In December 2005, our Board of Directors approved the acceleration of the vesting of all of our outstanding options under these plans.

1996 Consultants Stock Option Plan—Our 1996 Consultants Stock Option Plan gives our Board of Directors broad discretion to grant stock options to consultants who contribute to our long range success. The total number of shares that may be issued under the plan is 300,000 shares of Class A common stock. Options for 217,159 shares of Class A common stock have been issued, with an exercise price per share ranging from $1.25–$12.50.

Amended and Restated 1996 Director Stock Option Plan and Related Plans—Our 1996 Amended and Restated Director Stock Option Plan and related plans give our Board of Directors broad discretion to grant stock options to directors who contribute to the management, growth or profitability of our business. The total number of shares that may be issued under the plans is 551,000 shares of Class A common stock and 32,112 shares of Series C contingent convertible preferred stock. Options for 498,000 shares of Class A common stock and 32,112 shares of Series C contingent convertible preferred stock have been issued, with an exercise price per share ranging from $1.25–$179.87.

Dissenters’ Right of Appraisal

Under the Delaware General Corporation Law, dissenters’ rights of appraisal are not available with respect to a reverse stock split or a Preferred Stock Reclassification unless the certificate of incorporation of the corporation expressly provides for dissenters’ rights of appraisal in such instances. Our certificate of incorporation does not contain such a provision.

Additional Factors Relating to

Reverse Stock Split

Source and Amount of Funds

The only funds to be paid out in the Reverse Stock Split will be paid by the Company for fractional shares. We estimate that the total cash to be paid out for fractional shares will be approximately $3,184. There are no conditions attached to the payment of cash by the Company for fractional shares. We will be responsible for paying all costs related to the Reverse Stock Split. The source of these funds will be our working capital.

Possible New Equity Investment

We have entered into discussions with certain holders of our Series A preferred stock, including Galen Partners III, L.P., Tullis-Dickerson Capital Focus II, L.P., Delphi Ventures, IV, L.P., and Protostar Equity Partners, L.P., regarding a potential equity investment in the Company contingent upon implementation of the Plan of Recapitalization. These discussions are preliminary in nature, and may be terminated at any time. In that regard, no agreement, arrangement or understanding has been reached regarding the potential equity investment.

Negotiations have focused on an investment of $2.5 million in the Company pursuant to a new series of convertible preferred stock. It is currently contemplated that the terms of this investment may include the following:

•	the holders of the new series of convertible preferred stock would receive cash dividends at the rate of 10% per year;

•	the new series of convertible preferred stock would be convertible into 20% of the fully-diluted common stock of the Company;

•	in the event of any liquidation, dissolution or winding up of the Company, holders of the new series of convertible preferred stock would be entitled, after payment of the liquidation preference to holders of Series B preferred stock and Series E preferred stock and before any payment to holders of Class A and Class B common stock, to receive an amount equal to five times the original purchase price for their shares plus accrued dividends;

•	after three years, holders of two-thirds of the outstanding shares of the new series of convertible preferred stock would have the right to require the Company to redeem, on pro rata basis, 20% of the outstanding shares of such series for a price equal to the liquidation preference of such shares (five times the original purchase price for those shares plus accrued dividends), and to the extent that the Company did not have sufficient capital to make this redemption, the Company would issue promissory notes payable in three equal annual installments with accrued interest at the rate of 10% per year; and

•	the new series of convertible preferred stock would have voting rights equivalent to the number of shares of common stock into which it would be convertible.

There can be no assurance the Company will be able successfully to negotiate the terms of such a transaction with the prospective investors on terms acceptable to the Company, or, if such a transaction is concluded, that the additional capital raised will be sufficient to meet the Company’s liquidity needs.

Accounting Treatment

The Reverse Stock Split will not affect the par value of our Class A common stock or Class B common stock. As a result, the stated capital on our balance sheet attributable to shares of our Class A and Class B common stock will be reduced to 1/1,200 of its current amount, and the additional paid-in capital account will be credited with the amount by which the stated capital account is reduced. The per share net income or loss and net book value of the Class A and Class B common stock will be increased because there will be fewer shares outstanding.

Financial Information

Certain financial information is attached to this Information Statement as exhibits:

•	our audited financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2005 are attached as Exhibit B;

•	our unaudited financial statements included in our quarterly report on Form 10-Q for the quarter ended September 30, 2006 are attached as Exhibit C; and

•	a schedule of the ratio of earnings to fixed charges for the fiscal years ended December 31, 2004 and 2005 and the three and nine months ended September 30, 2006 is attached as Exhibit D.

In addition, we note that the book value of a share of our Class A common stock as of September 30, 2006 was $(25.41) per share.

Exhibit A

Essential Group, Inc.

Plan of Recapitalization

A. The authorized stock of Essential Group, Inc. (the “Corporation”) consists of 10,000,000 shares of Preferred Stock, 25,000,000 shares of Class A Common Stock, and 685,324 shares of Class B Common Stock, all of which is par value $0.001 per share.

B. The Corporation’s issued and outstanding shares of stock consist of the following:

Number of Shares Issued and Outstanding
Preferred Stock
Series A-1 Preferred Stock	150,884
Series A-2 Preferred Stock	149,602
Series A-3 Preferred Stock	297,768
Series A-4 Preferred Stock	888,889
Series A-5 Preferred Stock	569,861
Series A-6 Preferred Stock	2,726,450
Series A-7 Preferred Stock	209,167
Series B Contingent Convertible Preferred Stock	228,436
Series C Contingent Convertible Preferred Stock	—
Series E Preferred Stock	30,164

Total	5,251,221

Common Stock
Class A Common Stock	3,430,043
Class B Common Stock	685,324

Total	4,115,367

C. The Corporation’s Board of Directors has determined that it would be in the best interests of the Corporation and its stockholders to recapitalize the Corporation by:

(i) a 1-for-1,200 reverse stock split of the Corporation’s issued and outstanding shares of Class A and Class B Common Stock, followed by

(ii) a reclassification of the Corporation’s issued and outstanding shares of Series A Preferred Stock as 133,324 shares of Class A Common Stock, as described in the following Plan of Recapitalization.

1. Amendment of Certificate of Incorporation

Promptly after this Plan becomes effective as described in Paragraph 6, the Corporation shall amend its Amended and Restated Certificate of Incorporation to effect (i) a 1-for-1,200 reverse stock split of the Corporation’s issued and outstanding shares of Class A and Class B Common Stock, followed by (ii) a reclassification of the Corporation’s issued and outstanding shares of Series A Preferred Stock as 133,324 shares of Class A Common Stock.

The amendment to the Corporation’s Amended and Restated Certificate of Incorporation to accomplish this reverse stock split and reclassification shall be substantially in the form of the amendment attached to this Plan as Exhibit I (the “Amendment”). The Amendment adds two new paragraphs following the existing first paragraph of Article Fourth of the Corporation’s Amended and Restated Certificate of Incorporation.

2. Reverse Stock Split of Common Stock

The Corporation’s Class A Common Stock is currently registered under Section 12(g) of the Securities and Exchange Act of 1934 (the “Exchange Act”). The rules of the U.S. Securities and Exchange Commission (“SEC”) permit a public company to deregister a class of its equity securities that is registered under Section 12(g) of the Exchange Act if the number of shareholders of record of the class of securities is less than 300.

The objective of the reverse stock split is to reduce the number of holders of record of shares of the Corporation’s Class A Common Stock below 300 in order to permit the Corporation to deregister its shares of Class A Common Stock and avoid the financial, disclosure and corporate governance costs of remaining a public company. These costs are estimated to be $250,000 annually.

There are currently 544 holders of record of shares of Corporation’s Class A Common Stock. Following the reverse stock split, there will be 248 holders of record, and following the reclassification of the Corporation’s Series A Preferred Stock, there will be an additional 13 holders of record, for a total of 261 holders of record of the Corporation’s Class A Common Stock. As a result of the reverse stock split, the Corporation’s issued and outstanding shares of Class A and Class B Common Stock will be reduced from 3,430,043 shares of Class A Common Stock and 685,324 shares of Class B Common Stock to 2,593 shares of Class A Common Stock and 571 shares of Class B Common Stock. (Following the reclassification of the Series A Preferred Stock, the Corporation’s issued and outstanding shares of Class A Common Stock will be increased from 2,593 shares to 135,827 shares.)

As described in the Amendment, no fractional shares will be issued by reason of the reverse stock split. In lieu of any fractional share to which a holder of Class A or Class B Common Stock would otherwise be entitled, the Corporation will pay the holder cash in an amount determined on the basis of the value of a share of Class A or Class B Common Stock immediately prior to the reverse stock split. The Corporation’s Board of Directors has determined this value to be a nominal $0.01 per share taking into account, among other factors, (i) the independent opinion that the Board received from Willamette Management Associates that the fair market value of the Corporation’s business enterprise as of October 31, 2006 was $11.1 million and that the fair market value of both a share of Class A Common Stock and a share of Class B Common Stock was zero, and (ii) the liquidation preferences and rights of the Corporation’s Series A Preferred Stock, which were $100.5 million as of September 30, 2006.

As a result of the reverse stock split, there will be fractional shares otherwise issuable equal in the aggregate to 318,443 shares of Class A Common Stock prior to the reverse stock split. At a value of $0.01 per share, the Corporation’s payment for the these shares will be $3,184.43.

3. Reclassification of Series A Preferred Stock

The objective of the reclassification of the Corporation’s Series A Preferred Stock is to simplify the Corporation’s capital structure and eliminate the “overhang” of the liquidation rights and preferences of the Series A Preferred Stock. The Corporation’s Board of Directors believes that in doing so, the Corporation will more easily be able to obtain the equity or debt financing that it requires to meet its liquidity needs and to sustain and support the growth of its business.

The reclassification of the Corporation’s Series A Preferred Stock reclassifies those shares as shares of Class A Common Stock representing at least 76.71% of the issued and outstanding (post-reverse split) shares of Class A and Class B Common Stock on a fully-diluted basis, taking into account:

(a) 1,097 shares of Class A Common Stock to be held by holders of the Corporation’s Series A Preferred Stock following the reverse stock split in respect of the 1,322,010 shares of Class A Common Stock that they currently hold (out of the total of 3,430,043 shares of Class A Common Stock currently issued and outstanding);

(b) stock options for 2,196 shares of Class A Common Stock to be outstanding following the reverse stock split in respect of stock options for 2,634,643 shares of Class A Common Stock that are currently outstanding;

(c) stock purchase warrants for 59 shares of Class A Common Stock to be outstanding following the reverse stock split in respect of stock purchase warrants for 71,250 shares of Class A Common Stock that are currently outstanding; and

(d) 34,817 shares of Class A Common Stock to be reserved following the reverse stock split and reclassification for the issuance of stock options to the Corporation’s officers and employees that may be granted by the Corporation’s Board of Directors, as described in Paragraph 4(c).

To satisfy this percentage goal, which the Corporation determined by negotiations with holders of a majority of the shares of each series of the Corporation’s Series A Preferred Stock, the Amendment reclassifies the Corporation’s issued and outstanding shares of Series A Preferred Stock as 133,234 shares of Class A Common Stock.

The methodology underlying the reclassification of the Series A Preferred Stock as 133,324 shares of Class A Common Stock is that the reclassification should be made on a pro rata basis in accordance with the respective amounts originally invested by the initial holders of shares of the various series of Series A Preferred Stock. These amounts are as follows:

Preferred Stock	Investment
Series A-1 Preferred Stock	$4,000,000
Series A-2 Preferred Stock	7,500,000
Series A-3 Preferred Stock	2,500,000
Series A-4 Preferred Stock	10,000,000
Series A-5 Preferred Stock	4,501,902
Series A-6 Preferred Stock	32,717,400
Series A-7 Preferred Stock	2,510,004

Total	$63,729,306

Using this methodology, the shares of each series of Series A Preferred Stock which are issued and outstanding immediately prior to the reclassification shall be automatically reclassified as the following number of (post-reverse split) shares of Class A Common Stock:

Preferred Stock	Number of Shares of Class A Common Stock
Series A-1 Preferred Stock	8,362
Series A-2 Preferred Stock	15,680
Series A-3 Preferred Stock	5,227
Series A-4 Preferred Stock	20,906
Series A-5 Preferred Stock	9,412
Series A-6 Preferred Stock	68,400
Series A-7 Preferred Stock	5,247

Total	133,234

As described in the Amendment, the shares of each series of Series A Preferred Stock held by a holder of Series A Preferred Stock will be reclassified as a number of shares of Class A Common Stock equal to the product determined by multiplying 133,234 shares of Class A Common Stock by a fraction, (i) the numerator of which is the aggregate initial purchase price of the shares of the series of Series A Preferred Stock in question (viz., $26.51 in the case of a share of Series A-1 Preferred Stock, $50.13 in the case of a share of Series A-2 Preferred Stock, $8.40 in the case of a share of Series A-3 Preferred Stock, $11.25 in the case of a share of Series A-4 Preferred Stock, $7.90 in the case of a share of Series A-5 Preferred Stock, $12.00 in the case of a share of Series A-6 Preferred Stock, and $12.00 in the case of a share of Series A-7 Preferred Stock), and (ii) the denominator of which is $63,729,307, with any resulting fractional share rounded up to the next higher whole number of shares if the fraction is one-half or more and rounded down to the next lower whole number of shares if the fraction is less than one-half.

Promptly following the reclassification of the Series A Preferred Stock, the Corporation shall file a certificate with the Secretary of State of the State of Delaware pursuant to section 151(g) of the Delaware General Corporation Law to cancel the certificate of designation, preferences and rights for each series of the Corporation’s Series A Preferred Stock.

The shares of the Corporation’s Series B Contingent Preferred Stock and Series E Preferred Stock which are issued and outstanding immediately prior to the reclassification of the Series A Preferred Stock shall not be reclassified.

4. Reservation of Class A Common Stock

Immediately following the reverse stock split and reclassification, the Corporation shall reserve for issuance (or continue to reserve for issuance):

(a) 2,916 shares of Class A Common Stock to cover shares of stock issuable upon the exercise of outstanding stock options;

(b) 59 shares of Class A Common Stock to cover shares of stock issuable upon the exercise of outstanding stock purchase warrants; and

(c) 34,817 shares of Class A Common Stock to cover shares of stock issuable upon the exercise of stock options pursuant to stock options that may be granted following the reverse stock split and reclassification to officers and employees of the Corporation by the Board of Directors (or by its Compensation Committee) pursuant to a stock option or other plan approved by holders of a majority of the Corporation’s issued and outstanding shares of Class A Common Stock.

5. Right To Participate in Future Financings

For the period beginning on the date that this Plan becomes effective and continuing through December 31, 2007, each holder of shares of Class A Common Stock resulting from the reclassification of the holder’s shares of Series A Preferred Stock by reason of this Plan shall have the right to participate on equal terms in each financing of the Corporation by way of an equity investment or a loan. This right shall exist on a pro rata basis determined by reference to all such holders’ original investments in their shares of Series A Preferred Stock. Each holder shall have 10 business days after receipt of written notice from the Corporation (which shall include a copy of a signed term sheet containing substantially all of the terms of the proposed financing) in which to exercise the holder’s right to participate in the financing by giving written notice of exercise to the Corporation. If the holder does not exercise the holder’s right to participate during this 10-business-day period, the holder’s right to participate shall lapse (both as to the financing in question and any subsequent financings in which the holder would otherwise have a right to participate).

6. Effective Date

This Plan shall be submitted to the Corporation’s stockholders for their approval and shall not be or become effective until:

(a) this Plan has been approved by the Corporation’s stockholders in a manner complying with the Corporation’s Amended and Restated Certificate of Incorporation and the Delaware General Corporation Law,

(b) if this Plan is approved by less than unanimous written consent of the Corporation’s stockholders pursuant to section 228(e) of the Delaware General Corporation Law, the 20-day period beginning with the date of distribution to non-consenting stockholders of a definitive information statement pursuant to SEC Regulation 14C has expired, and

(c) the Corporation has duly complied with the requirements of SEC Rule 13e-3, including the filing of a Schedule 13E-3.

No approval of this Plan by a holder of Series A Preferred Stock shall be effective unless and until this Plan has been approved by holders of a majority of the issued and outstanding shares of each series of Series A Preferred Stock.

Exhibit I

Form of

Certificate of Amendment to

Amended and Restated Certificate of Incorporation

of

Essential Group, Inc.

The first paragraph of Article Fourth of the Corporation’s Amended and Restated Certificate of Incorporation shall be amended to read as follows:

Fourth: Authorized Capital Stock. The Corporation is authorized to issue three classes of capital stock, designated Class A Common Stock, Class B Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 35,685,324 shares, consisting of: 25,000,000 shares of Class A Common Stock, par value $0.001 per share, 685,324 shares of Class B Common Stock, par value $0.001 per share and 10,000,000 shares of Preferred Stock, par value $0.001 per share.

Effective as of 3:00 p.m., Eastern Standard Time, on the date of filing of this Certificate of Amendment (the “Reverse Split Effective Time”), a 1-for-1,200 reverse stock split of the Corporation’s Class A and Class B Common Stock shall occur as follows:

(a) each 1,200 shares of Class A Common Stock held of record by a holder of shares of Class A Common Stock immediately prior to the Reverse Split Effective Time shall be reclassified and combined into one share of Class A Common Stock, automatically and without any action by the holder, and represent one share of Class A Common Stock from and after the Reverse Split Effective Time; and

(b) each 1,200 shares of Class B Common Stock held of record by a holder of shares of Class B Common Stock immediately prior to the Reverse Split Effective Time shall be reclassified and combined into one share of Class B Common Stock, automatically and without any action by the holder, and represent one share of Class B Common Stock from and after the Reverse Split Effective Time.

No fractional shares of Class A or Class B Common Stock shall be issued by reason of this reclassification and combination. In lieu of any fractional share to which a holder of Class A or Class B Common Stock would otherwise be entitled, the Corporation shall pay the holder cash in an amount equal to the product determined by multiplying (i) the fractional share by (ii) 1,200 by (iii) $0.01 per share (being the nominal fair market value, as determined by the Corporation’s Board of Directors, of a share of Class A or Class B Common Stock immediately prior to the Reverse Split Effective Time).

Effective as of 3:01 p.m., Eastern Standard Time, on the date of filing of this Certificate of Amendment (the “Reclassification Effective Time”), all of the shares of each series of the Corporation’s Series A-1, A-2, A-3, A-4, A-5, A-6 and A-7 Preferred Stock (“Series A Preferred Stock”) held of record by a holder of Series A Preferred Stock immediately prior to the Reclassification Effective Time shall be reclassified as, automatically and without any action by the holder, and represent from and after the Reclassification Effective Time, a number of shares of Class A Common Stock equal to the product determined by multiplying 133,234 shares of Class A Common Stock by a fraction, (i) the numerator of which is the aggregate initial purchase price of the shares of the series of Series A Preferred Stock in question (viz., $26.51 in the case of a share of Series A-1 Preferred Stock, $50.13 in the case of a share of Series A-2 Preferred Stock, $8.40 in the case of a share of Series A-3 Preferred Stock, $11.25 in the case of a share of Series A-4 Preferred Stock, $7.90 in the case of a share of Series A-5 Preferred Stock, $12.00 in the case of a share of Series A-6 Preferred Stock, and $12.00 in the case of a share of Series A-7 Preferred Stock), and (ii) the denominator of which is $63,729,307 (being the aggregate initial purchase price of all of the shares of

Series A Preferred Stock held of record immediately prior to the Reclassification Effective Time), with any resulting fractional share rounded up to the next higher whole number of shares if the fraction is one-half or more and rounded down to the next lower whole number of shares if the fraction is less than one-half.

Exhibit B

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of

Essential Group, Inc. and Subsidiary:

We have audited the accompanying consolidated balance sheet of Essential Group, Inc. and subsidiary (“the Company,” formerly known as AmericasDoctor, Inc.) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Essential Group, Inc. as of December 31, 2005 and 2004, and the results of its operations, its changes in stockholders’ equity, and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Chicago, Illinois

March 23, 2006

ESSENTIAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

As of December 31, 2005 and 2004

(in 000’s)

	2005	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,525	$1,252
Accounts receivable, net	10,415	8,381
Prepaid expenses	1,949	2,577

Total current assets	17,889	12,210

FIXED ASSETS:
Furniture and fixtures	1,042	1,218
Equipment	494	535
Computers and software	4,518	4,565
Leasehold improvements	494	577

	6,548	6,895
Less-Accumulated depreciation and amortization	(6,023)	(6,376)

Total fixed assets, net	525	519

OTHER ASSETS:
Other	34	24

Total other assets	34	24

	$18,448	$12,753

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$1,035	$2,514
Line of credit	672	675
Accrued investigator fees and other expenses	13,440	9,407
Deferred revenue	6,512	3,190

Total current liabilities	21,659	15,786

REDEEMABLE CONVERTIBLE PREFERRED STOCK:
Series A redeemable convertible preferred stock, par value $0.001 per share; 9,741,400 shares authorized, 4,992,621 shares issued and outstanding	94,694	87,443

STOCKHOLDERS’ DEFICIT:
Series B convertible preferred stock, par value $0.001 per share; 228,436 shares authorized, issued and outstanding	—	—
Series E convertible preferred stock, par value $0.001 per share; 30,164 shares authorized, issued and outstanding	—	—
Class A common stock, par value $0.001 per share, 25,000,000 shares authorized; 3,434,626 shares issued and 3,430,043 outstanding	3	3
Class B convertible common stock, par value $0.001 per share; 685,324 shares authorized, issued and outstanding	1	1
Warrants to purchase common stock	90	79
Additional paid-in-capital	32,965	32,976
Accumulated deficit	(130,918)	(123,489)

	(97,859)	(90,430)
Treasury stock, at cost, 4,583 shares	(46)	(46)

Total stockholders’ deficit	(97,905)	(90,476)

	$18,448	$12,753

The accompanying notes to consolidated financial statements are an integral part of these statements.

ESSENTIAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2005, 2004 and 2003

(in 000’s except share and per share data)

	2005	2004	2003
REVENUE	$56,107	$47,985	$59,465

EXPENSES:
Direct study costs	42,998	36,220	44,101
Selling, general and administrative	12,988	13,892	17,751
Class B common stock depreciation	—	(117)	(178)
Depreciation and amortization	324	407	567
Impairment of goodwill	—	—	—

Total expenses	56,310	50,402	62,241

OPERATING LOSS	(203)	(2,417)	(2,776)
OTHER (EXPENSES) INCOME, net	25	(51)	(10)

Loss before provision for income taxes	(178)	(2,468)	(2,786)

PROVISION FOR INCOME TAXES	—	—	—

NET LOSS	(178)	(2,468)	(2,786)

ACCRETION OF REDEEMABLE CONVERTIBLE PREFERRED STOCK	7,251	6,770	6,231

Net loss applicable to common stockholders	$(7,429)	$(9,238)	$(9,017)

BASIC AND DILUTED NET LOSS PER COMMON SHARE:
Loss per common share
Class A	$(1.81)	$(2.24)	$(2.19)
Class B	$(1.81)	$(2.24)	$(2.19)

Weighted average number of common shares outstanding
Class A	3,430,043	3,430,043	3,430,043
Class B	685,324	685,324	685,324

The accompanying notes to consolidated financial statements are an integral part of these statements.

ESSENTIAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

For the Years Ended December 31, 2005, 2004 and 2003

(in 000’s except share data)

	Common Stock		Convertible Preferred Stock
	Class A ($.001 Par Value) (25,000,000 Shares Authorized)		Class B Convertible ($.001 Par Value) (685,324 Shares Authorized)		Series B ($.001 Par Value) (228,436 Shares Authorized)		Series E ($.001 Par Value) (30,164 Shares Authorized)					Treasury Stock
	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Warrants	Additional Paid-In Capital	Accumulated Deficit	Number of Shares	Par Value		Total Stockholders’ Deficit
BALANCE, December 31, 2002	3,434,626	$3	685,324	$1	228,436	$—	30,164	$—	$55	$33,124	$(105,234)	(4,583)	$	(—)	$(72,051)
Net loss	—	—	—	—	—	—	—	—	—	—	(2,786)	—		—	(2,786)
Compensatory stock options	—	—	—	—	—	—	—	—	—	96	—	—		—	96

Class B common stock depreciation	—	—	—	—	—	—	—	—	—	(178)	—	—		—	(178)
Warrants issued, net	—	—	—	—	—	—	—	—	24	—	—	—		—	24
Accretion of preferred stock redemption value (Note 6)	—	—	—	—	—	—	—	—	—	—	(6,231)	—		—	(6,231)

BALANCE, December 31, 2003	3,434,626	$3	685,324	$1	228,436	$—	30,164	$—	$79	$33,042	$(114,251)	(4,583)	$	(—)	$(81,126)
Net loss	—	—	—	—	—	—	—	—	—	—	(2,468)	—		—	(2,468)
Class B common stock depreciation	—	—	—	—	—	—	—	—	—	(112)	—	—		—	(112)
Warrants issued, net	—	—	—	—	—	—	—	—	—	—	—	—		—	—
Accretion of preferred stock redemption value (Note 6)	—	—	—	—	—	—	—	—	—	—	(6,770)	—		—	(6,770)

BALANCE, December 31, 2004	3,434,626	$3	685,324	$1	228,436	$—	30,164	$—	$79	$32,930	$(123,489)	(4,583)	$	(—)	$(90,476)

Net loss	—	—	—	—	—	—	—	—	—	—	(178)	—		—	(178)
Class B common stock depreciation	—	—	—	—	—	—	—	—	—	—	—	—		—	—
Warrants issued, net	—	—	—	—	—	—	—	—	11	(11)	—	—		—	—
Accretion of preferred stock redemption value (Note 6)	—	—	—	—	—	—	—	—	—	—	(7,251)	—		—	(7,251

BALANCE, December 31, 2005	3,434,626	$3	685,324	$1	228,436	$—	30,164	$—	$90	$32,919	$(130,918)	(4,583)	$	(—)	$(97,905)

The accompanying notes to consolidated financial statements are an integral part of these statements.

ESSENTIAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2005, 2004 and 2003

(in 000’s)

	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(178)	$(2,468)	$(2,786)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities
Depreciation and amortization	324	407	567
Class B common stock depreciation	—	(117)	(178)
Compensatory stock options	—	5	95
Warrant compensation for professional services	—	—	24
Other	4	2	(15)
Changes in assets and liabilities
Accounts receivable	(2,034)	3,841	803
Prepaid expenses	627	189	1,492
Other assets	(10)	4	(4)
Accounts payable	(1,480)	106	668
Accrued investigator fees	149	(2,437)	169
Accrued wages and other	3,885	61	(115)
Deferred revenue	3,322	(832)	(1,431)
Other liabilities	—	—	(23)

Net cash and cash and equivalents used in operating activities	4,609	(1,239)	(734)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets, net	(333)	(154)	(67)

Net cash and cash equivalents used in investing activities	(333)	(154)	(67)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (payments) on Line of Credit, net	(3)	675	—
Proceeds (payments) on capital leases and debt, net	—	(14)	11

Net cash and cash equivalents provided by (used in) financing activities	(3)	661	11

Net increase (decrease) in cash and cash equivalents	4,273	(732)	(790)

CASH AND CASH EQUIVALENTS, beginning of period	1,252	1,984	2,774

CASH AND CASH EQUIVALENTS, end of period	$5,525	$1,252	$1,984

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash earned on (paid for)
Interest on capital leases and debt	$25	$(51)	$(22)
Taxes	0	4	6

The accompanying notes to consolidated financial statements are an integral part of these statements.

ESSENTIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005, 2004 and 2003

1. DESCRIPTION OF BUSINESS

Essential Group, Inc. (the “Company”) was founded in 1994 by several physicians as an affiliated site management network and provides pharmaceutical, biotechnology, nutritional and device companies a single source for managing the conduct of phase I-IV clinical research in the United States. The primary clinical research management services provided are branded as Essential Contract Research Organization (CRO) services, Essential Patient Recruitment services, and AmericasDoctor site management services. These services represent a single group of similar clinical management services provided to pharmaceutical and biotechnology firms in conducting clinical research. The Company is considered a pharmaceutical services company, providing contracted services for clinical development including experienced clinical investigator sites and offer the comprehensive services required for clinical development to clients in the pharmaceutical, biotech, nutritional, device, and governmental research industries.

AmericasDoctor provides clinical research investigator site services through approximately 72 independently owned investigator sites encompassing approximately 200 principal investigators, with over 600 total physicians, operating in 25 states in the United States and the District of Columbia. We have trained each of the sites, currently in the AmericasDoctor network, on services performed by AmericasDoctor to enable them to conduct clinical trials on an independent basis. The Company is in the process of transitioning these AmericasDoctor services to the sites in its network and expects to complete the transition of these services by the end of 2006. The Company expects to continue working with each of these sites, in addition to a broader network of independent investigator sites, in the future as the Company contracts services for clinical studies. AmericasDoctor clinical development services will continue to concentrate on site training, education and site consulting services on a global basis.

2. LIQUIDITY AND FUTURE OPERATIONS

Net cash generated from/ (used in) operating activities was approximately $4.6 million, ($1.2 million) and ($0.7 million) for the years ended December 31, 2005, 2004 and 2003, respectively. Cash generated in operating activities increased substantially in 2005 compared to cash used in operating activities in 2004 due to the receipt of study advances in 2005 offset by changes in working capital accounts versus net losses resulting from the expansion of CRO services in 2004. Cash used in operating activities increased in 2004 from 2003 due to an increase in net loss resulting from the expansion of CRO services.

Working capital was approximately $(3.8 million) as of December 31, 2005 and ($3.6 million) as of December 31, 2004. The decrease from December 31, 2004 to December 31, 2005 of $0.2 million, or 5%, was primarily the result of continued investment in expansion of CRO services.

With the exception of 2005, the Company has generated negative cash flows since its inception. As a result, the Company has financed its operations to date through the sale of equity securities. To date, the Company has raised approximately $53.6 million in net proceeds from the sale of common stock, redeemable convertible preferred stock, and preferred stock. Cash and cash equivalents and short-term marketable securities were approximately $5.5 million and $1.3 million as of December 31, 2005 and December 31, 2004, respectively.

On September 27, 2004, the Company and its subsidiary, AmericasDoctor.com Coordinator Services, Inc., entered into a secured revolving credit facility, or the Credit Facility, with Silicon Valley Bank, or SVB, which expires September 27, 2006. The Credit Facility provides borrowing availability of up to the lesser of (a) $6.0 million and (b) an accounts receivable borrowing base calculation. As of December 31, 2005, the Company had availability under the Credit Facility of $4.8 million, of which $0.7 million of loans were outstanding. Borrowings under the Credit Facility bear interest at a per annum rate equal to the greater of (a) 1.0% above SVB’s prime rate and (b) 5.5%, provided that the Company must pay monthly interest of at least $3,500, even if no borrowings are outstanding.

Borrowings under the Credit Facility are secured by substantially all of the Company’s assets. The Credit Facility contains various restrictive covenants, including covenants limiting the Company’s ability to incur indebtedness, engage in asset acquisitions or dispositions, redeem or make dividends on the Company’s stock, or otherwise operate its business outside of the ordinary course, and requires the Company to comply with a number of affirmative covenants related to the operation of its business, including financial covenants regarding a minimum ratio of assets to liabilities, or the Quick Ratio, and a minimum tangible net worth. As of December 31, 2005, the Company was in compliance with the Credit Facility covenants.

On March 28, 2005, the Company and SVB amended the Credit Facility to modify the terms of the Quick Ratio covenant to provide that through March 31, 2006, if the Company fails to meet the specified minimum Quick Ratio but nonetheless were within a specified range thereof, such violation will not be deemed an event of default (although the account receivable advance rate included in the borrowing base calculation will decrease and the interest rate applicable to borrowings will increase from 1.0% above SVB’s prime rate to 2.0% above SVB’s prime rate until such violation is cured).

On March 23, 2006, the Company and SVB amended the Credit Facility to, among other things, extend the maturity date of the Credit Facility by one year, to September 27, 2007. The interest rate on borrowings under the Credit Facility remains unchanged as long as the Company meets a specified minimum Quick Ratio. If the Company fails to meet the specified minimum Quick Ratio but nonetheless is within a specified range thereof, the interest rate applicable to borrowings under the amended Credit Facility will increase by 0.25% to 2.25% above SVB’s prime rate versus, prior to such amendment, 2.00% above SVB’s prime rate.

On September 27, 2004, in connection with the Company’s entry into the Credit Facility described above, it terminated its existing secured revolving credit agreement with CapitalSource Finance LLC (the “CapitalSource Credit Agreement”). The Credit Facility described above provides the Company with an increased borrowing capacity due to a more favorable definition and calculation of eligible receivables, more flexible financial covenants and a lower cost of borrowing.

As a result of the termination of the CapitalSource Credit Agreement, the Company was required to pay CapitalSource Finance LLC a termination fee of $150,000 plus related interest and other expenses of $18,889. These payments are reflected in the December 31, 2004 financial statements contained herein.

Management believes that the funds available under the credit facility and the Company’s cash on hand will be sufficient to meet its liquidity needs and fund operations through the next twelve months. However, any projections of future cash inflows and outflows are subject to substantial uncertainty, including risks and uncertainties relating to the Company’s business plan to continue to expand its CRO services, which may require additional capital. In addition, the Company may, from time to time, consider acquisitions of or investments in complementary businesses, products, services and technologies, which may impact the Company’s liquidity requirements or cause it to seek additional equity or debt financing alternatives. Beyond 2006, the Company may need to raise additional capital to meet its long-term liquidity needs. If the Company determines that it needs additional capital, it may seek to issue equity or obtain debt financing from third party sources. The sale of additional equity or convertible debt securities could result in dilution to the Company’s stockholders. Any additional debt financing, if available, could involve further restrictive covenants, which could adversely affect the Company’s operations. There can be no assurance that any of these financing alternatives will be available in amounts or on terms acceptable to the Company, if at all. If the Company is unable to raise any needed additional capital, it may be required to significantly alter its operating plan, which could have a material adverse effect on its business, financial condition and results of operations.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Essential Group, Inc. and its wholly owned subsidiary from the date of acquisition. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and all highly liquid investments with an original maturity of three months or less. Such investments are stated at cost, which approximates fair value.

Fixed Assets

Fixed assets are recorded at cost. Capital leases are recorded at the present value of the future minimum lease payments at the date of purchase. Assets are depreciated using the straight-line method over their useful lives. The estimated useful lives are as follows:

Furniture and fixtures	5-7 years
Equipment	5 years
Computers and software	3-5 years

Leasehold improvements and fixed assets under capital leases are depreciated over the shorter of the estimated useful life of the asset or the term of the lease.

Maintenance and repairs are charged to operations as incurred and major improvements are capitalized. Gains or losses resulting from sales or retirements are recorded as incurred, at which time related costs and accumulated depreciation are removed from the accounts.

Long-lived assets are reviewed for impairment whenever events such as service discontinuance, contract terminations, economic or other changes in circumstances indicate that the carrying amount may not be recoverable. When such events occur, the Company compares the carrying amount of the assets to undiscounted expected future cash flows. If this comparison indicates that there is an impairment, the amount of the impairment is calculated using discounted expected future cash flows. No such losses have been recognized to date.

Advertising

All advertising costs are expensed as incurred. Advertising expenses were $96,000, $208,000 and $585,000 in fiscal 2005, 2004 and 2003, respectively.

Fair Value of Financial Instruments

The carrying amounts of cash, receivables, accounts payable and accrued expenses approximate fair value because of the short-term nature of the items.

Revenue Recognition

Revenue is generated from contracts with sponsors. Revenue on each contract is recognized as services are performed in connection with a patient visit, based on hours worked in accordance with the contractual obligations associated with the services being performed or as the Company provides study-related services such as patient recruitment, project management, study start-up, therapeutic consulting, clinical and medical monitoring, clinical labs and packaging, data management, biostatistics, quality assurance, regulatory affairs, training and medical writing, either directly or through its partners. The Company’s service agreements with the investigator sites and third party service providers provide that a fixed dollar amount per patient visit or procedure performed or a percentage of the contract amount will be paid as a direct fee. As revenue is recognized, the investigator fees and direct fees are recognized as costs and amounts to be paid to the investigator sites or third party service provider are recorded as accrued fees.

Advances on all sponsor contracts are classified as deferred revenue until services are performed. The related payments to sites are classified as prepaid expenses until services are performed.

In accordance with EITF 99-19 and Staff Accounting Bulletin SAB 104, the Company recognizes its study revenue on a gross basis as it acts as a principal in such transactions, can influence price, are involved in the product specifications and have credit risk.

Accounts Receivable

Accounts receivable result from services provided to sponsors and are recorded based upon patient visits or other services provided, as stipulated in the contracts. A portion of the accounts receivable balance represents earned amounts that per contract payment terms are due from the sponsors once the sponsors complete a verification of the patient visit. Credit is extended based on evaluation of a customer’s financial condition and collateral is not required. Amounts received in advance of services being performed are reflected as deferred revenue.

The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company makes judgments as to its ability to collect outstanding receivables based on these factors and provides allowances for these receivables when collections become doubtful. Provisions are made based on specific review of all significant outstanding balances. The activity in the allowance for doubtful accounts for the years ended December 31, 2005, 2004 and 2003 was as follows:

Description	Balance at Beginning of Period	Additions to Reserve	Write-Offs on Accounts	Balance at End of Period
2003	405,193	18,555	(40,537)	383,211
2004	383,211	151,952	—	535,163
2005	535,163	126,703	—	661,866

Concentration of credit risk

Financial instruments that are potentially subject to concentrations of credit risk is limited to trade accounts receivable and is subject to the financial conditions of certain major customers.

For the year ended December 31, 2005, one customer accounted for 20.6% of total revenue and 20.3% of accounts receivable at December 31, 2005. For the years ended December 31, 2004 and 2003, no individual customer accounted for greater than 10% of total revenue or accounts receivable.

The Company does not require collateral or other security to support customers’ receivables. The Company conducts periodic reviews of its customers’ financial conditions and vendor payment practices to minimize collection risks on trade accounts receivable.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes.” Under the asset and liability method of SFAS No. 109, deferred income taxes are recognized for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax bases of existing assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Accounting for Stock-Based Compensation

At December 31, 2005, the Company had stock-based employee incentive plans and stock-based director and network founders plans. The Company accounts for the employee plans under the recognition and measurement principals of APB Opinion 25, “Accounting for Stock Issued to Employees,” and related Interpretations. No stock-based employee incentive cost is reflected in net loss, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock at the date of grant. The following table illustrates the effect on net loss and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee incentives: (In thousands except per share data.)

	Year Ended December 31,
	2005	2004	2003
Net loss, as reported	$(7,429)	$(9,238)	$(9,017)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(585)	(578)	(1,289)

Pro forma net loss	$(8,014)	$(9,816)	$(10,306)

Loss per share:
Basic and diluted – as reported	$(1.81)	$(2.24)	$(2.19)

Basic and diluted – pro forma	$(1.95)	$(2.39)	$(2.50)

The pro forma disclosure is not likely to be indicative of pro forma results which may be expected in future years because of the fact that options vest over several years, pro forma compensation expense is recognized as the options vest and additional awards may also be granted.

For purposes of determining the effect of these options, the fair value of each option is estimated on the date of grant based on the Black-Scholes single-option pricing model assuming the following for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
Dividend yield	0.0%	0.0%	0.0%
Risk-free interest rate	4.4%	4.1%	3.6% to 4.3%
Volatility factor	77.0%	77.0%	66.0% to 77.0%
Expected life in years	10	10	10

New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” (SFAS No. 123(R)). This statement requires that the compensation cost relating to share based payment transactions be recognized in the financial statements. Compensation cost is to be measured based on the estimated fair value of the equity-based compensation awards issued as of the grant date. The related compensation expense will be based on the estimated number of awards expected to vest and will be recognized over the requisite service period (often the vesting period) for each grant. The statement requires the use of assumptions and judgments about future events and some of the inputs to the valuation models will require considerable judgment by management. SFAS No. 123(R) replaces SFAS No. 123, “Accounting for Stock Based Compensation,” and supersedes Accounting Principles Bulletin No. 25 (APB 25) “Accounting for Stock Issued to Employees.” The provisions of SFAS No. 123(R) are required to be applied by public companies as of the first interim or annual reporting period that begins after June 15, 2005, which was the third quarter 2005 for the Company.

In December 2005, the Company’s board of directors approved the accelerated vesting of all currently outstanding unvested stock options (“Options”) to purchase shares of Class A common stock of the Company as of December 31, 2005. These Options were previously awarded to directors, officers and employees under the Company’s 1993, 1994, 1996 and 2003 Employee Stock Option Plans. By accelerating the vesting of these Options, the Company estimates that it will not incur approximately $486,000 of future compensation expense. The Company did not recognize any compensation expense in accordance with Accounting Principals Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), in 2005 with respect to the acceleration as all options were out of-the-money options.

Options to purchase 674,884 shares of the Company’s Class A common stock, which would otherwise have vested from time to time over the next five years, became immediately exercisable on December 31, 2005 as a result of the board’s actions. The number of shares and exercise prices of the Options subject to the acceleration are unchanged. The remaining terms for each of the Options granted remain the same. The acceleration was effective as of December 31, 2005. The Company has sought consent from option holders of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, if the acceleration would have the effect of changing the status of the option for federal income tax purposes from an incentive stock option to a non-qualified stock option.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

4. INCOME TAXES

The Company has incurred net operating losses (“NOLs”) for federal income tax purposes of approximately $75.9 million, $75.5 million and $73.2 million for the years ended December 31, 2005, 2004 and 2003, respectively; accordingly, no federal income tax provision has been recorded for the periods and there are no taxes payable at December 31, 2005. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the level of historical losses that may limit utilization of NOL carry-forwards in future periods, management is unable to predict whether these net deferred tax assets will be utilized prior to expiration. The unused NOL carry-forwards expire in years 2008 through 2025. As such, the Company has recorded a full valuation allowance against net deferred tax assets.

At December 31, 2005, deferred income taxes consisted of the following (in thousands):

	2005	2004	2003
Net operating loss carry-forward	$30,354	$30,194	$29,290
Accrued expenses	148	114	328
Reserves	265	214	126
Leasehold improvements and equipment	20	(28)	(52)
Other	—	93	75

Total	30,787	30,587	29,767

Less – Valuation allowance	(30,787)	(30,587)	(29,767)

Net deferred tax assets	$0	$0	$0

A reconciliation between the statutory and federal income tax rate (34%) and the effective rate of income tax expense for the years ended December 31, 2005, 2004 and 2003 is as follows:

	2005	2004	2003
Statutory federal income tax rate	(34.0)%	(34.0)%	(34.0)%
State taxes	(6.0)	(6.0)	(6.0)
Other	7.0	2.6	1.1
Valuation allowance	33.0	37.4	37.4

Effective income tax rate	0%	0%	0%

5. COMMON STOCK, REDEEMABLE PREFERRED STOCK, PREFERRED STOCK AND STOCK WARRANTS

Common Stock

The Company has two classes of common stock, Class A common stock and Class B common stock, as discussed in Note 6.

Preferred Stock

In connection with the Merger, the Company created five sub-series of Series A preferred stock. Old AmDoc preferred shares were exchanged for 150,884 Series A-1 shares, 149,602 Series A-2 shares and 297,768 Series A-3 shares. Holders of Series A preferred stock of the Company converted their shares for 888,889 Series A-4 shares and Series A-5 shares were exchanged in connection with the conversion of the promissory note. The warrants were exercised and converted into 80,000 shares of the Company’s Series A-5 preferred stock. All shares of Series A preferred stock are convertible into Class A common stock at any time at the election of the holder or upon an initial public offering at the liquidation value ($26.51, $50.13, $8.40, $11.25 and $7.90 per share, all subject to adjustment, for the Series A-1, A-2, A-3, A-4 and A-5, respectively). The conversion is subject to adjustment pursuant to certain anti-dilution provisions. Holders of Series A preferred stock are entitled to one vote for each share of Class A common stock into which their shares are convertible. At any time after March 27, 2005, with a 66 2/3% vote of Series A-2, A-3, A-4, A-5 and A-6, the holders of Series A preferred stock may require the Company to redeem the shares at the liquidation value plus an amount equal to the cumulative amount of unpaid dividends as if such dividends had accrued at a rate of 8% per annum on the liquidation value. Series A preferred stock is being accreted to its redemption value. As these shares are redeemable outside the control of the Company, they are shown separately outside the stockholders’ deficit section in the accompanying consolidated balance sheet.

The following is a summary of the characteristics of the different classes of stock issued:

Rights and Preferences	Common		Preferred
	A	B	A	B	E
Voting	X		X		X
Convertible into Class A Common		X	X	X	X
Redeemable			X
Liquidation Preference			X	X	X
Dividend Rights			X

Warrants

On February 5, 2004, the Company issued a warrant to purchase 12,000 shares of Class A common stock exercisable at $2.00 per share to Galen Advisors LLC. The warrant was issued in consideration for services rendered by the Company’s director, Zubeen Shroff, in 2003 and was exercisable 100% on the date of grant and terminates on the tenth anniversary of the date of grant.

On February 3, 2005, the Company issued a warrant to purchase 12,000 shares of Class A common stock exercisable at $1.25 per share to Galen Investment Advisory Group LLC. The warrant was issued in consideration for services rendered by Mr. Shroff in 2004 and was exercisable 100% on the date of grant and terminates on the tenth anniversary of the date of grant.

On December 16, 2003, the Company issued warrants to purchase 71,250 shares of Class A common stock to third-party consultants for various services. The warrants are exercisable at $2.00 per share once vested based on various performance clauses. As of December 31, 2005, 48,124 warrants had vested.

6. RELATED PARTIES

The Company maintains an equity structure, which enables the investigator sites to potentially participate in the equity appreciation of the Company commensurate with their individual contributions to the Company’s success. The Company has two classes of common stock, Class A common stock and Class B common stock. Class B common stock is held by a limited liability company (“LLC”) established for the benefit of the Company’s investigator sites.

Until the occurrence of a public offering of the Company’s securities, a sale, merger or consolidation of the Company with or into another company or a liquidation (“Triggering Event”), the Class B common stock will have no right to vote. The Class B common stock is held by the LLC and the investigator sites have no right to receive the shares of Class B common stock until after a Triggering Event. Upon a Triggering Event, the Class B common stock will convert into 685,324 shares of Class A common stock, which will be available to the LLC for distribution to the investigator sites.

These shares will be distributed to the investigator sites according to their ownership interest, which is determined through a formula based on their respective percentage of total research revenue generated. Because the investigator sites that have signed a clinical research service agreement continuously earn the shares, the Company accounts for the Class B common stock and LLC interests as a variable stock plan and accordingly, re-measures the value of these interests at each balance sheet date. The value of the Class B common stock is highly judgmental and is based upon an independent appraisal. The annual increase or decrease in the value of these interests is reflected in the accompanying consolidated statements of operations as an expense and in the statements of stockholders’ deficit as additional paid-in capital.

7. ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company has two stock incentive plans for directors and network founders (the “Plans”) which provide for the granting of options to purchase Class A common stock over a period not to exceed 10 years. Under the terms of the Plans, the option price cannot be less than 85% of the fair market value at the date of grant and options granted to participants other than directors generally vest over 4 years. Options granted to directors under the plan generally vest immediately. There is no established public trading market for the Company’s Class A common stock.

The Company has employee stock incentive plans (the “Employee Plans”) which provide for the granting of options to eligible employees to purchase Class A common stock over a period not to exceed 10 years. Options are granted at not less than fair value and may be issued under the Employee Plans until 2006.

A total of 4,509,391 shares have been reserved for issuance under the Plans until 2006.

Information regarding these option plans for the years ended December 31, 2005, 2004 and 2003 are as follows:

	2005		2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding, beginning of period	2,881,190	$5.24	2,837,258	$5.49	1,169,368	$10.52
Options exercised	—	—	—	—	—	—
Options granted	86,401	1.11	511,949	1.36	1,814,504	2.07
Options canceled	—	—	—	—	—	—
Options forfeited	(187,754)	2.01	(468,017)	3.17	(146,614)	3.17

Options outstanding, end of period	2,779,837	$5.30	2,881,190	$5.24	2,837,258	$5.49

Options exercisable	2,779,837	$5.30	2,025,024	$6.71	1,790,102	$7.36
Weighted average fair value of options granted during the period	$1.11		$1.25		$1.46
Options available for grant at end of period	1,716,212		1,614,859		1,658,791

The following table summarizes information about options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Of Shares	Weighted Average Exercise Price
$0.77 - $5.00	2,327,596	6.7	$1.99	2,327,596	$1.99
$5.01 - $10.00	407,545	3.5	9.38	407,545	9.38
$10.01 - $179.87	44,696	3.2	140.45	44,696	140.45

	2,779,837	6.1	$5.30	2,779,837	$5.30

As of December 31, 2005, the Company’s current employees held approximately 2.1 million outstanding options or 17.1% of the Company’s fully diluted shares.

8. NET LOSS PER COMMON SHARE

Basic and diluted net loss per common share is based on the weighted average number of Class A and Class B shares of common stock outstanding. Basic net loss per share is computed by dividing net loss available to Class A and Class B common stockholders for the period by the weighted average number of Class A and Class B common shares outstanding during the period. Diluted net loss per share is computed by dividing net loss available to Class A and Class B common stockholders for the period by the weighted average number of Class A and Class B common and common equivalent shares outstanding during the period. Stock warrants, preferred stock and stock options were not included in the diluted net loss per common share calculation since their impact is anti-dilutive. For the period ended December 31, 2005, 5,251,221 outstanding preferred stock shares, 2,779,837 outstanding stock options and 71,250 outstanding Class A common stock warrants were excluded from the calculation of diluted earnings per share because they were anti-dilutive. However, these options could be dilutive in the future.

The following is a reconciliation of the Company’s basic net loss per share for the periods ended December 31, 2005, 2004 and 2003: (in thousands except share and per share data)

	2005			2004			2003
	Net Loss	Number of Shares	Per Share Amount	Net Loss	Number of Shares	Per Share Amount	Net Loss	Number of Shares	Per Share Amount
Net loss available
Class A Stockholders	$6,191	3,430,043	$1.81	$7,699	3,430,043	$2.24	$7,515	3,430,043	$2.19
Class B Stockholders	$1,237	685,324	$1.81	$1,538	685,324	$2.24	$1,502	685,324	$2.19

9. LEGAL MATTERS

In the ordinary course of conducting its business, the Company becomes involved in various lawsuits related to its business. The Company does not believe that the ultimate resolution of these matters will be material to its business, financial position or result of operations.

10. 401(k) RETIREMENT SAVINGS PLAN AND TRUST

The Company has a Cash Deferral Arrangement under Section 401(k) of the Internal Revenue Code. Beginning January 1, 1997, and at its discretion, the Company matches a percentage of employee contributions. The Company’s contributions to the Cash Deferral Arrangement were $41,000, $47,000 and $160,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

11. LEASE ARRANGEMENTS AND RENT EXPENSE

The Company has entered into operating lease agreements for office space and office equipment. The following is a schedule of the future minimum lease commitments relating to all leases as of December 31, 2005: (in thousands)

Year	Operating Leases
2006	$638
2007	644
2008	665
2009	686

Total future minimum lease commitments	$2,633

The Company has operating leases expiring at various dates through December 2009. Certain leases contain escalation clauses based upon inflation. Total rent expense relating to operating leases was $637,000, $681,000 and $799,000 for the years ended December 31, 2005, 2004 and 2003, respectively, net of sublease income of approximately $0, $57,000 and $117,000 respectively. The sublease expired in September 2004.

12. EMPLOYMENT CONTRACTS

The Company has entered into employment contracts with certain officers. Such agreements provide for annual base salary, stock options, severance packages and in some instances, discretionary bonuses and payments in the event of termination without cause.

13. QUARTERLY FINANCIAL SUMMARY (UNAUDITED)

	First	Second	Third	Fourth
	(in thousands, except per share data)
2005 Quarters
Net revenue	$13,521	$13,903	$13,349	$15,334
Income/(loss) from operations	(272)	(114)	(246)	429
Net income/(loss)	(263)	(101)	(240)	426
Basic and diluted net loss per common share:
Class A	$(0.50)	$(0.46)	$(0.50)	$(0.35)
Class B	(0.50)	(0.46)	(0.50)	(0.35)

	First	Second	Third	Fourth
2004 Quarters
Net revenue	$13,823	$12,028	$9,830	$12,303
Loss from operations	(498)	(802)	(726)	(441)
Net loss	(466)	(811)	(738)	(453)
Basic and diluted net loss per common share:
Class A	$(0.51)	$(0.60)	$(0.59)	$(0.53)
Class B	(0.51)	(0.60)	(0.59)	(0.53)

	First	Second	Third	Fourth
	(in thousands, except per share data)
2003 Quarters
Net revenue	$14,937	$16,759	$13,839	$13,930
Loss from operations	(712)	(676)	(799)	(589)
Net loss	(708)	(671)	(803)	(604)
Basic and diluted net loss per common share:
Class A	$(0.54)	$(0.54)	$(0.58)	$(0.53)
Class B	(0.54)	(0.54)	(0.58)	(0.53)

Exhibit C

ESSENTIAL GROUP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except share data)

	September 30, 2006	December 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,088	$5,525
Accounts receivable, net of allowance for doubtful accounts of $662 and $662	6,049	10,415
Prepaid expenses	1,822	1,949

Total current assets	8,959	17,889

FIXED ASSETS:
Cost	6,582	6,548
Less – Accumulated depreciation and amortization	(6,181)	(6,023)

Total fixed assets, net	401	525

OTHER ASSETS:
Other	34	34

Total other assets	34	34

	$9,394	$18,448

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$2,244	$1,035
Line of Credit	475	672
Accrued investigator fees and other expenses	7,629	13,440
Deferred revenue	3,132	6,512

Total current liabilities	13,480	21,659

CONTINGENCIES AND COMMITMENTS
REDEEMABLE CONVERTIBLE PREFERRED STOCK:
Series A redeemable convertible preferred stock, par value $0.001 per share; 9,741,400 shares authorized; 4,992,621 shares issued and outstanding	100,490	94,694

STOCKHOLDERS’ DEFICIT:
Class A common stock, par value $0.001 per share; 25,000,000 shares authorized; 3,434,626 shares issued and 3,430,043 shares outstanding	3	3
Class B convertible common stock, par value $0.001 per share; 685,324 shares authorized, issued and outstanding	1	1
Series B convertible preferred stock, par value $0.001 per share; 228,436 shares authorized, issued and outstanding	—	—
Series E convertible preferred stock, par value $0.001 per share; 30,164 shares authorized, issued and outstanding	—	—
Warrants to purchase common stock	90	90
Additional paid-in-capital	32,965	32,965
Accumulated deficit	(137,589)	(130,918)

	(104,530)	(97,859)
Treasury stock, at cost, 4,583 shares	(46)	(46)

Total stockholders’ deficit	(104,576)	(97,905)

	$9,394	$18,448

See accompanying notes to condensed consolidated financial statements.

ESSENTIAL GROUP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
REVENUES
Direct revenues	$2,418	$3,041	$8,270	$9,676
Reimbursable pass-through	2,397	10,308	20,636	31,098

Total revenues	4,815	13,349	28,906	40,774

COSTS & EXPENSES:
Cost of services	1,291	1,673	4,478	5,109
Reimbursable pass-through expenses	2,397	10,308	20,636	31,098
Selling, general and administrative	1,513	1,540	4,556	4,938
Depreciation and amortization	52	74	158	261

Total costs and expenses	5,253	13,595	29,828	41,406

OPERATING LOSS	(438)	(246)	(922)	(632)

OTHER INCOME, net	6	6	46	28

Loss before provision for income taxes	(432)	(240)	(876)	(604)
PROVISION FOR INCOME TAXES	—	—	—	—

NET LOSS	(432)	(240)	(876)	(604)

ACCRETION OF PREFERRED STOCK	1,970	1,820	5,796	5,394

Net loss applicable to common stockholders	$(2,402)	$(2,060)	$(6,672)	$(5,998)

BASIC AND DILUTED NET LOSS PER COMMON SHARE:
Loss per common share-
Class A	$(0.58)	$(0.50)	$(1.62)	$(1.46)
Class B	(0.58)	(0.50)	(1.62)	(1.46)

Weighted average number of common shares outstanding-
Class A	3,430,043	3,430,043	3,430,043	3,430,043
Class B	685,324	685,324	685,324	685,324

See accompanying notes to condensed consolidated financial statements.

ESSENTIAL GROUP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(876)	$(604)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities
Depreciation and amortization	158	261
Changes in assets and liabilities, net	(3,488)	114

Net cash and cash equivalents generated from (used in) operating Activities	(4,206)	(229)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets, net	(34)	(285)

Net cash and cash equivalents used in investing activities	(34)	(285)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (payments) on Line of Credit, net	(197)	(2)

Net cash and cash equivalents used in financing activities	(197)	(2)

Net increase (decrease) in cash and cash equivalents	(4,437)	(516)

CASH AND CASH EQUIVALENTS, beginning of period	5,525	1,252

CASH AND CASH EQUIVALENTS, end of period	$1,088	$736

See accompanying notes to condensed consolidated financial statements.

ESSENTIAL GROUP, INC. AND SUBSIDIARY

UNAUDITED NOTES TO CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

1. Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements of Essential Group, Inc. (the “Company”) have been prepared pursuant to the rules of the Securities and Exchange Commission for quarterly reports on Form 10-Q and do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America. The information furnished herein includes all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of results for the interim periods presented. The results of operations for the nine months ended September 30, 2006 are not necessarily indicative of the results to be expected for the year ending December 31, 2006. These financial statements should be read in conjunction with the audited financial statements and notes to the audited financial statements as of and for the year ended December 31, 2005 included in the Company’s Annual Report on Form 10-K (See Note 4). Certain amounts from the prior periods have been reclassified to reflect the current period presentation.

2. Liquidity and Future Operations

Management does not believe that the funds available under the Credit Facility (as defined below) and the Company’s cash on hand will be sufficient to meet its liquidity needs and fund operations through the next twelve months. With the approval of the Company’s board of directors, management is currently in discussions with certain stockholders with regard to future financing to sustain and support the growth of the Company’s business. If obtained, this additional financing is likely to require a recapitalization of the Company. Management’s discussions are preliminary, and no assurance can be given that the additional financing will be obtained, in the required amount or at all, or on terms acceptable to the Company.

Net cash generated from (used in) operating activities was approximately $(4.2) million and $(0.2) million for the nine months ended September 30, 2006 and 2005, respectively. Cash used in operating activities in the nine months ended September 30, 2006 increased substantially due to a reduction in deferred revenue (liabilities) and a reduction in accrued investigator fees and other expenses offset by a decrease in accounts receivable. Cash used in operating activities for the nine months ended September 30, 2005 was a result of operating losses.

Working capital was approximately $(4.5) million as of September 30, 2006 and $(3.8) million as of December 31, 2005. The decrease from December 31, 2005 to September 30, 2006 of $0.7 million or 18.4% was primarily the result of a decrease in cash used in funding CRO services.

The Company has generated negative cash flows since its inception. As a result, the Company has financed its operations through the sale of equity securities. To date,

See accompanying notes to condensed consolidated financial statements.

the Company has raised approximately $53.6 million in net proceeds from the sale of common stock, redeemable convertible preferred stock, and preferred stock. Cash and cash equivalents and short-term marketable securities were approximately $1.1 million and $5.5 million as of September 30, 2006 and December 31, 2005, respectively.

On September 27, 2004, the Company and its subsidiary, AmericasDoctor.com Coordinator Services, Inc., entered into a secured revolving credit facility, or the Credit Facility, with Silicon Valley Bank, or SVB, which expired September 27, 2006. The Credit Facility provides borrowing availability of up to the lesser of (a) $6.0 million and (b) an accounts receivable borrowing base calculation.

On March 28, 2005, the Company and SVB amended the Credit Facility to modify the terms of the Quick Ratio covenant to provide that through March 31, 2006, if the Company failed to meet the specified minimum Quick Ratio but nonetheless was within a specified range thereof, such violation would not be deemed an event of default (although the account receivable advance rate included in the borrowing base calculation would decrease and the interest rate applicable to borrowings would increase from 1.0% above SVB’s prime rate to 2.0% above SVB’s prime rate until such violation is cured).

On March 23, 2006, the Company and SVB further amended the Credit Facility to, among other things, (I) extend the maturity date of the Credit Facility by one year, to September 27, 2007, (II) increase the fixed maximum borrowing availability from $6.0 million to $7.0 million conditioned upon the Company’s receipt of at least $2.0 million of cash proceeds from the issuance of new equity securities or subordinated debt, and (III) modify the financial covenants, including adding a profitability covenant with respect to the first fiscal quarter of 2007. The interest rate on borrowings under the Credit Facility remains unchanged as long as the Company meets a specified minimum Quick Ratio. If the Company fails to meet the specified minimum Quick Ratio but nonetheless is within a specified range thereof, the interest rate applicable to borrowings under the amended Credit Facility will increase by 0.25% to 2.25% above SVB’s prime rate versus, prior to such amendment, 2.00% above SVB’s prime rate.

Borrowings under the Credit Facility are secured by substantially all of the Company’s assets. The Credit Facility contains various restrictive covenants, including covenants limiting the Company’s ability to incur indebtedness, engage in asset acquisitions or dispositions, redeem or make dividends on the Company’s stock, or otherwise operate its business outside of the ordinary course, and requires the Company to comply with a number of affirmative covenants related to the operation of its business, including financial covenants regarding a minimum ratio of assets to liabilities, or the Quick Ratio, and a minimum tangible net worth. As of September 30, 2006, the Company was in compliance with the Credit Facility covenants. As of September 30, 2006, the Company had availability under the Credit Facility of $0.7 million, of which $0.5 million of loans were outstanding. Borrowings under the Credit Facility bear interest at a per annum rate equal to the greater of (a) 1.0% above SVB’s prime rate and (b) 5.5%, provided that the Company must pay monthly interest of at least $3,500, even if no borrowings are outstanding. As of September 30, 2006, the effective interest rate was 9.25%.

See accompanying notes to condensed consolidated financial statements.

In general, any projections of future cash inflows and outflows are subject to substantial uncertainty, including risks and uncertainties relating to the Company’s business plan to continue to expand its CRO services, which may require additional capital. In addition, the Company may, from time to time, consider acquisitions of or investments in complementary businesses, products, services and technologies, which may impact the Company’s liquidity requirements or cause it to seek additional equity or debt financing alternatives. The Company will need to raise additional capital to meet its long-term liquidity needs. The Company may seek to issue equity or obtain debt financing from third party sources. The sale of additional equity or convertible debt securities could result in dilution to the Company’s stockholders. Any additional debt financing, if available, could involve further restrictive covenants, which could adversely affect the Company’s operations. There can be no assurance that any of these financing alternatives will be available in amounts or on terms acceptable to the Company, if at all. If the Company is unable to raise any needed additional capital, it may be required to significantly alter its operating plan, which could have a material adverse effect on its business, financial condition and results of operations.

3. Net Losses Per Share

Basic and diluted net loss per common share is based on the weighted average number of Class A and Class B shares of common stock outstanding. Basic net loss per share is computed by dividing net loss available to Class A and Class B common stockholders for the period by the weighted average number of Class A and Class B common shares outstanding during the period. Diluted net loss per share is computed by dividing net loss available to Class A and Class B common stockholders for the period by the weighted average number of Class A and Class B common and common equivalent shares outstanding during the period. Stock warrants, preferred stock and stock options were not included in the diluted net loss per common share calculation since their impact is anti-dilutive. For the period ended September 30, 2006, 5,251,221 outstanding preferred stock shares, 2,676,087 outstanding stock options and 71,250 outstanding Class A common stock warrants were excluded from the calculation of diluted earnings per share because they were anti-dilutive. However, these options could be dilutive in the future.

See accompanying notes to condensed consolidated financial statements.

The following is a reconciliation of the Company’s basic and diluted net loss per share for the quarter ended September 30, 2006 and 2005 (unaudited, in thousands, except share data):

	Quarter Ended September 30,
	2006			2005
	Net Loss	Number of Shares	Per Share Amount	Net Loss	Number of Shares	Per Share Amount
Net loss available to:
Class A stockholders	$(2,002)	3,430,043	$(0.58)	$(1,717)	3,430,043	$(0.50)
Class B stockholders	(400)	685,324	(0.58)	(343)	685,324	(0.50)

	Nine Months Ended September 30,
	2006			2005
	Net Loss	Number of Shares	Per Share Amount	Net Loss	Number of Shares	Per Share Amount
Net loss available to:
Class A stockholders	$(5,561)	3,430,043	$(1.62)	$(4,999)	3,430,043	$(1.46)
Class B stockholders	(1,111)	685,324	(1.62)	(999)	685,324	(1.46)

4. Research Services

The Company was founded in 1994 by several physicians as an affiliated site management network and provides pharmaceutical, biotechnology, nutritional and device companies a single source for managing the conduct of phase I-IV clinical research in North America. In March 2004, the Company expanded the services of Essential Group, Inc. to include Essential Contract Research Organization (CRO) services. The Company’s primary clinical research management services provided are branded as Essential CRO services, Essential Patient Recruitment services, and AmericasDoctor services. These services represent a single group of similar clinical management services provided to pharmaceutical and biotechnology firms in conducting clinical research. The Company is considered a pharmaceutical services company, providing services across the majority of functions for clinical development. The Company offers complete services to clients in the pharmaceutical, biotech, nutritional, device, and governmental research industries.

The Company formally launched Essential CRO in May 2004 as a specialty full service provider. The CRO services include study design, study initiation, project management, patient recruitment, therapeutic consulting, clinical and medical monitoring, clinical labs and packaging quality assurance, data management/statistical analysis, medical writing, study closeout and regulatory support for filings. The Company provides these services to the pharmaceutical and biotechnology industries directly or through its partners. The Company conducts trials from phase I-IV in humans and contracts directly with the sponsor of the research trial. The Company oversees all aspects of the clinical trial with close oversight and control by the sponsor’s central management team.

See accompanying notes to condensed consolidated financial statements.

In June 2003, the Company formally launched the brand of Essential Patient Recruitment as a full-service patient recruitment service provider for clinical trials. Many recruitment firms identify patients for clinical trials, but struggle to get them enrolled. Essential Patient Recruitment utilizes customized creative advertising and media in print, radio, and television to attract, screen and refer patients who may qualify to be enrolled in a clinical trial. The patients are referred directly to trained medical professionals at a study site who provide final assessment and qualification of the patient to be enrolled in a study. The Company provides patient recruitment services in over 60 different disease states and contracts directly with the sponsor of the research project and then executes on their behalf as a contractor.

5. Stock Based Compensation

At September 30, 2006, the Company had stock-based employee incentive plans and stock-based director and network founders’ plans. Prior to December 31, 2005, the Company accounted for the employee plans under the recognition and measurement principals of Accounting Principals Board Opinion 25 (APB 25), “Accounting for Stock Issued to Employees,” and related Interpretations. No stock-based employee incentive cost was reflected in net loss prior to December 31, 2005, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock at the date of grant. The following table illustrates the effect on net loss and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee incentives: (In thousands except per share data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net loss, as reported	$(2,402)	$(2,060)	$(6,672)	$(5,998)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	—	(151)	—	(458)

Pro forma net loss	$(2,402)	$(2,211)	$(6,672)	$(6,456)

Basic loss per share:
As reported	$(0.58)	$(0.50)	$(1.62)	$(1.46)
Pro forma	$(0.58)	$(0.54)	$(1.62)	$(1.57)

No additional option grants occurred through the nine months ended September 30, 2006.

The pro forma disclosure is not likely to be indicative of pro forma results which may be expected in future years because of the fact that options vest over several years, pro forma compensation expense is recognized as the options vest and additional awards may also be granted.

See accompanying notes to condensed consolidated financial statements.

For purposes of determining the effect of these options, the fair value of each option is estimated on the date of grant based on the Black-Scholes single-option pricing model assuming the following for the nine months ended September 30, 2006 and 2005:

	2006	2005
Dividend yield	N/A	0.0%
Risk-free interest rate	N/A	4.1%
Volatility factor	N/A	77.0%
Expected life in years	N/A	10

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment” (SFAS No. 123(R)). This statement requires that the compensation cost relating to share based payment transactions be recognized in the financial statements. Compensation cost is to be measured based on the estimated fair value of the equity-based compensation awards issued as of the grant date. The related compensation expense will be based on the estimated number of awards expected to vest and will be recognized over the requisite service period (often the vesting period) for each grant. The statement requires the use of assumptions and judgments about future events and some of the inputs to the valuation models will require considerable judgment by management. SFAS No. 123(R) replaces SFAS No. 123, “Accounting for Stock Based Compensation,” and supersedes Accounting Principles Bulletin No. 25 (APB 25) “Accounting for Stock Issued to Employees.” The provisions of SFAS No. 123(R) are required to be applied by public companies as of the first annual reporting period that begins after June 15, 2005, which was the first quarter of 2006 for the Company.

In December 2005, the Company’s board of directors approved the accelerated vesting of all currently outstanding unvested stock options (“Options”) to purchase shares of Class A common stock of the Company as of December 31, 2005. These Options were previously awarded to directors, officers and employees under the Company’s 1993, 1994, 1996 and 2003 Employee and Director Stock Option Plans. By accelerating the vesting of these Options, the Company estimates that it will not incur approximately $486,000 of future compensation expense. The Company did not recognize any compensation expense in 2005 in accordance with APB 25 as all accelerated options were out of-the-money at the date of acceleration.

Options to purchase 674,884 shares of the Company’s Class A common stock, which would otherwise have vested from time to time over the next five years, became immediately exercisable on December 31, 2005 as a result of the board’s actions. The number of shares and exercise prices of the Options subject to the acceleration are unchanged. The remaining terms for each of the Options granted remain the same. The acceleration was effective as of December 31, 2005. The Company has sought consents from option holders of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, if the acceleration would have the effect of changing the status of the option for federal income tax purposes from an incentive stock option to a non-qualified stock option. There was no compensation expense in the statements of operations for the three and nine months ended September 30, 2006 and 2005 associated with share based payments.

See accompanying notes to condensed consolidated financial statements.

6. Recent Accounting Pronouncements

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements. SAB No. 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and allows for a one-time cumulative effect transition adjustment. SAB No. 108 is effective for our fiscal year 2006 annual financial statements and we expect to record any adjustment, if necessary, as a cumulative effect adjustment to retained earnings . The company is currently assessing the potential impact that the adoption of SAB No. 108 will have on our financial statements; the impact is not expected to be material.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for us beginning July 1, 2008. The company is currently assessing the potential impact that the adoption of SFAS No. 157 will have on our financial statements.

In July 2006, the Financial Accounting Standards Board (FASB) released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting and reporting for uncertainties in income tax positions. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The company will adopt this Interpretation in the first quarter of 2007. The cumulative effects, if any, of applying this Interpretation will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. The company is in process of evaluating the expected effect of FIN 48 on its Consolidated Financial Statements and is currently not in a position to determine such effects.

See accompanying notes to condensed consolidated financial statements.

Exhibit D

Ratio of Earnings to Combined Fixed Charges and Preference Dividends

	Nine Months Ended September 30, 2006		Fiscal Year Ended December 31, 2005		Fiscal Year Ended December 31, 2004
Ratio of earnings to fixed charges	—	*	—	*	—	*

*	We had deficiencies of earnings to fixed charges of $6.42 million for the nine months ended September 30, 2006 and $7.16 million and $8.96 million, respectively, for the fiscal years ended December 31, 2005 and 2004.